Exhibit 10.8

AGREEMENT OF LEASE

BETWEEN

G.T.J. CO., INC., Landlord

AND

AVIS RENT A CAR SYSTEM, INC., Tenant

TABLE OF CONTENTS

ARTICLE 1
DEMISED PREMISES	1

ARTICLE 2
TERM	3

ARTICLE 3
RENT	3

ARTICLE 4
USE OF DEMISED PREMISES	7

ARTICLE 5
IMPOSITIONS	8

ARTICLE 6
CONSTRUCTION OF IMPROVEMENTS BY LESSEE	9

ARTICLE 7
REPAIRS AND MAINTENANCE OF THE DEMISED PREMISES	13

ARTICLE 8
LESSEE’S ALTERATIONS	14

ARTICLE 9
UTILITIES	15

ARTICLE 10
PRE-EXISTING ENVIRONMENTAL CONDITIONS; ENVIRONMENTAL COMPLIANCE DURING PERIOD OF TENANCY; REQUIREMENTS OF LAW	15

ARTICLE 11
INSURANCE	22

ARTICLE 12
DAMAGE OR DESTRUCTION	26

ARTICLE 13
ASSIGNMENT AND SUBLETTING	29

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ARTICLE 14
INDEMNIFICATION	32

ARTICLE 15
CONDEMNATION	34

ARTICLE 16
RIGHT TO INSPECT; POSTING SIGNS	37

ARTICLE 17
ZONING	38

ARTICLE 18
DEFAULT PROVISIONS	40

ARTICLE 19
ATTORNEYS’ FEES	44

ARTICLE 20
WAIVER OF REDEMPTION; COUNTERCLAIM; TRIAL BY JURY	45

ARTICLE 21
NO WAIVER	45

ARTICLE 22
END OF TERM	46

ARTICLE 23
BROKER	48

ARTICLE 24
QUIET ENJOYMENT	48

ARTICLE 25
NON-LIABILITY OF LANDLORD	48

ARTICLE 26
APPLICABLE LAW AND CONSTRUCTION	49

ARTICLE 27
BINDING EFFECT OF LEASE	50

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ARTICLE 28
NOTICES	50

ARTICLE 29
FEE MORTGAGES	50

ARTICLE 30
ESTOPPEL CERTIFICATES	52

ARTICLE 31
REPRESENTATIONS	52

ARTICLE 32
MISCELLANEOUS	53

List of Schedules

Schedule A - Description of the Real Property

Schedule B – Location of R-Zone and De-Map Parcels

Schedule C – Letter describing Tenant’s Insurance Coverage
(including, without limitation, environmental insurance)

iii

AGREEMENT OF LEASE

AGREEMENT OF LEASE (the “Lease”) made as of the 31st day of October, 2003 between G.T.J. CO., INC., a corporation organized and existing under the laws of the State of New York, with offices located at 114-15 Guy R. Brewer Boulevard, Jamaica, New York 11434 (the “Landlord”), and AVIS RENT A CAR SYSTEM, INC., a corporation organized and existing under the laws of the State of Delaware, with offices at 6 Sylvan Way, Parsippany, New Jersey 07054 (the “Tenant”).

ARTICLE 1
DEMISED PREMISES

Section 1.01 – Description of Demised Premises.  In consideration of and subject to the terms, covenants, agreements, provisions, conditions and limitations set forth in this Lease, Landlord has agreed to demise and lease unto Tenant and Tenant has agreed to hire and take from Landlord those certain parcels of real property located in East Elmhurst, County of Queens and State of New York, consisting of the “Building Parcel” and the “Land Parcel,” as more particularly described on Schedule A annexed hereto and made a part hereof (the “Land”), together with all buildings and improvements erected or to be erected thereon (the “Improvements”), and together with all of Landlord’s right, title and interest in all easements, rights and other matters appurtenant to the Land or the Improvements and in and to any land lying in the bed of any roads adjacent to the Land, except that air rights and transferable development rights shall not be demised or leased to Tenant under this Lease (such Land, Improvements, easements and rights being hereinafter collectively referred to as the “Demised Premises”).  Upon completion of the de-mapping of the De-Map Parcel (as hereinafter defined), the Demised Premises shall include the De-Map Parcel.

Section 1.02 – Condition of Demised Premises.  (a)  Tenant acknowledges and agrees that it shall hire and take the Demised Premises from Landlord in its present state of title, subject to all existing liens, charges, encumbrances and any other matters affecting title.  Except as specifically set forth in this Lease, Tenant agrees to accept the Demised Premises “as is,” in the existing condition and state of repair as of the date hereof and without recourse to Landlord.  Tenant further agrees that no representations, statements or warranties, express or implied, have been made by or on behalf of Landlord and Tenant has not relied on any representations, statements or warranties, express or implied, in respect of the Demised Premises or in respect of the condition thereof or the present or future use or occupation that may be made thereof, the zoning or other Requirements (as hereinafter defined), transferable development rights, encumbrances thereon, appurtenances, or title thereto (except as may be expressly set forth in this Lease).  Without limiting the generality of the foregoing, Tenant has not relied on any representations or warranties other than as expressly set forth herein as to (1) the current or future real estate tax liability, assessment or valuation of the Demised Premises, (2) the potential qualification of the Demised Premises for any and all benefits conferred by federal, state or municipal laws, whether for subsidies, special real estate tax treatment, insurance, mortgages, or any other benefits, whether similar or dissimilar to those enumerated, (3) the compliance of the Demised Premises, in its current or any future state, with applicable zoning ordinances and the ability to obtain a change in the zoning or a variance with respect to the Demised Premises’ non-compliance, if any, with said zoning ordinances, (4) the availability of any financing for the purchase, alteration or operation of the Demised Premises from any source, (5) the current or future use of the Demised Premises, including, but not limited to, the Demised Premises’ use for residential or commercial purposes, (6) the present or future structural and physical condition of any building, (7) the presence or absence of any Requirements and any violations thereof, and (8) the presence or absence of any Hazardous Materials (as hereinafter defined), and the compliance or non-compliance with any Environmental Laws (as hereinafter defined).  Landlord shall in no event whatsoever be liable for any latent or patent defects in the Demised Premises.  Requirements shall mean any and all present and future laws, rules, orders, ordinances, regulations, statutes and requirements of any Governmental Authority (as hereinafter defined).

(b)           Except as hereinafter set forth, (i) the Landlord shall cure all notes or notices of violations of law or municipal ordinances, and all orders or requirements issued as of the Commencement Date by any Governmental Authority (“Existing Violations”), (ii) the Demised Premises shall be leased to Tenant free of all Existing Violations, and (iii) Landlord’s duty to cure Existing Violations shall survive delivery of possession of the Demised Premises to the Tenant.  Notwithstanding anything in this Lease to the contrary, (A) Landlord shall not be obligated to cure Existing Violations if same shall be cured by Tenant’s Initial Construction (as hereinafter defined) and (B) Landlord shall not be obligated to remove of record prior to delivery of possession of the Demised Premises boiler violation v1160/77 noted against the Demised Premises; provided, however, that Landlord shall have taken all required actions to cure such boiler violation noted against the Demised Premises and pay all fees in connection therewith and shall take all further necessary actions to remove such boiler violation of record.

(c)           Landlord represents and warrants that the mortgage loan from American Airlines, Inc. to Varsity Transit, Inc. (predecessor-in-interest to Landlord), dated May 31, 1977, and recorded on June 3, 1077, in Reel 991, page 423, in Queens County, in the original principal amount of $602,082.00 (the “American Airlines Mortgage”), has been paid in full and covenants to take all commercially reasonable steps necessary to satisfy the American Airlines Mortgage of record.

ARTICLE 2
TERM

Section 2.01 –Term.  This Lease shall be for a term (the “Term”) of twenty (20) years, which shall commence on November 1, 2003 (the “Commencement Date”) and shall end at midnight on October 31, 2023 (the “Expiration Date”), unless such Term shall sooner cease or expire as hereinafter provided.  If Landlord is unable to give possession of the Demised Premises on the Commencement Date for any reason whatsoever, Landlord shall not be liable for failure to give such possession and the validity of this Lease shall not be impaired under such circumstances, nor shall the same be construed in any wise to extend the Term, but the Fixed Rent and Additional Rent payable hereunder shall be abated until after Landlord shall have given Tenant written notice that the Landlord is able to deliver possession of the Demised Premises.  The provisions of this Section are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law.

ARTICLE 3
RENT

Section 3.01 – Fixed Rent.

(a)           Tenant covenants to pay to Landlord a minimum fixed annual rent (“Fixed Rent”) during the Term as follows:

(i)            Subject to increases in Fixed Rent as provided in this Article and subject to Article 17, Fixed Rent for the Term shall be One Million Eight Hundred Thousand and 00/100 ($1,800,000.00) Dollars per annum, payable for Tenant’s convenience in equal monthly installments of One Hundred Fifty Thousand and 00/100 ($150,000.00) Dollars.

(b)           Tenant shall pay the first month’s Fixed Rent upon its execution of this Lease.

(c)           The Fixed Rent shall increase as follows:

(i)            The Fixed Rent for the sixth (6th) through tenth (10th) Lease Years (as hereinafter defined) shall be the greater of: (A) one hundred five (105%) percent of the Fixed Rent in effect during the fifth (5th) Lease Year, or (B) the Fixed Rent in effect during the fifth (5th) Lease Year plus an amount per annum computed by multiplying the Fixed Rent in effect during the fifth (5th) Lease Year by the Cost of Living Percentage Increase (as hereinafter defined) for the first (1st) through fifth (5th) Lease Years, up to a maximum of one hundred fifteen (115%) percent of the Fixed Rent in effect during the fifth (5th) Lease Year;

(ii)           The Fixed Rent for the eleventh (11th) through fifteenth (15th) Lease Years shall be the greater of: (A) one hundred five (105%) percent of the Fixed Rent in effect during the tenth (10th) Lease Year, or (B) the Fixed Rent in effect during the tenth (10th) Lease Year plus an amount per annum computed by multiplying the Fixed Rent in effect during the tenth (10th) Lease Year by the Cost of Living Percentage Increase for the sixth (6th) through tenth (10th) Lease Years, up to a maximum of one hundred fifteen (115%) percent of the Fixed Rent in effect during the tenth (10th) Lease Year; and

(iii)          The Fixed Rent for the sixteenth (16th) through twentieth (20th) Lease Years shall be the greater of: (A) one hundred five (105%) percent of the Fixed Rent in effect during the fifteenth (15th) Lease Year, or (B) the Fixed Rent in effect during the fifteenth (15th) Lease Year plus an amount per annum computed by multiplying the Fixed Rent in effect during the fifteenth (15th) Lease Year by the Cost of Living Percentage Increase for the eleventh (11th) through fifteenth (15th) Lease Years, up to a maximum of one hundred fifteen (115%) percent of the Fixed Rent in effect during the fifteenth (15th) Lease Year.

(d)           For purposes of this Lease, the term “Lease Year” shall mean for (i) the first (1st) Lease Year, the one (1) year period commencing on the Commencement Date plus, if the Commencement Date is not the first day of a calendar month, the number of days between the Commencement Date and the end of the month in which the Commencement Date occurs, and (ii) for each Lease Year thereafter, the one (1) year period commencing on the day after the expiration of the preceding Lease Year.

(e)           The term “Cost of Living Percentage Increase” shall mean the percentage increase in the “Index” (hereinafter defined) for the period specified.  Such Cost of Living Percentage Increase shall be computed for each period under consideration by subtracting the Index for the earlier date specified in the Lease from the Index for the later date specified in the Lease and dividing the difference by the Index in effect for the earlier date.  For example, if the Index for the month of August 2003 is 175, and the Index for the month of August 2008 shall be 225, the Cost of Living Percentage Increase for such period shall be computed as follows:

Index for August 2008	225
Less Index for August 2003	(175)

Difference	50

Difference divided by Index for August 2003	(50/175) = 28.57%

Cost of Living Percentage Increase =	28.57%

(f)            The term “Index” shall mean the Consumer Price Index published by the United States Bureau of Labor Statistics, or its successor, for All Urban Consumers, New York - Northern N.J. – Long Island, NY-NJ-CT-PA, , All Items (1982-1984 = 100).  If the Index is no longer published by the United States Bureau of Labor Statistics, or any successor thereto, or if the reference base for the Index is changed, the Index shall thereafter be any successor index or method of conversion or re-basing of the index as determined by the Landlord.  If the United States Bureau of Labor Statistics or any successor thereto shall publish a means for converting the base Index of 1982-1984 = 100, such re-basing method shall be used if annual Index figures are no longer published under the original basing set forth in this Section.  However, if Index figures continue to be published by the United States Bureau of Labor Statistics, or its successor, under the basing method designated in this Section, such Index figures shall continue to be used.

Section 3.02 – Manner of Payment.  Tenant covenants and agrees to pay Landlord the Fixed Rent at the principal office of Landlord, or at such place as Landlord shall from time to time direct in writing without any abatement, reduction, setoff, counterclaim or deduction whatsoever.  The Fixed Rent shall be paid in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of private and public debts.  For Tenant’s convenience, Fixed Rent shall be payable by Tenant in equal monthly installments in advance on the first day of each calendar month included in the Term.

Section 3.03 – Proration of Fixed Rent.  For any portion of a calendar month included at the beginning or end of the Term, Tenant shall pay 1/30th of the then applicable monthly installment of Fixed Rent for each day of such portion, payable in advance at the beginning of such portion.

Section 3.04 – Late Payment.  In any case in which any payment of Fixed Rent or Additional Rent (as hereinafter defined) or any other sum due Landlord by Tenant under this Lease is not paid within five (5) days of the day when same is due, such payment shall bear interest at the rate of eighteen percent (18%) per annum (the “Default Rate”) from the date such payment was due and payable.  Tenant agrees that the Default Rate imposed herein is fair and reasonable, complies with all laws, regulations and statutes, and constitutes an agreement between Landlord and Tenant as to the estimated compensation for costs and administrative expenses incurred by Landlord due to the late payment to Landlord by Tenant.  The Default Rate shall be in addition to any other right or remedy hereunder and shall be due and payable as Additional Rent.  Tenant further agrees that the Default Rate does not constitute a lender or borrower/creditor relationship between Landlord and Tenant.  In addition, Tenant shall pay upon demand by Landlord any attorneys’ fees, costs and disbursements incurred by Landlord in connection with the imposition, collection or payment of said interest, said amounts to be deemed Additional Rent.

Section 3.05 – Additional Rent.  Unless another time shall be herein expressly provided, any additional rent, charges or sums payable by Tenant under this Lease (collectively, “Additional Rent”) shall be due and payable within ten (10) business days after written demand by Landlord, and Landlord shall have the same remedies for failure to pay the Additional Rent as for a non-payment of Fixed Rent.  Unless otherwise specifically instructed by Landlord, all Additional Rent shall be paid in the same currency and, at the same place as is the Fixed Rent required to be paid hereunder, and shall be paid without any abatement, reduction, setoff, counterclaim or deduction whatsoever.

Section 3.06 – Landlord Cure Rights.  If Tenant shall default in making any payment required to be made by Tenant or in performing any obligation of Tenant under this Lease which shall require the expenditure of money, including, but not limited to Impositions (as hereinafter defined), Landlord may, but shall not be obligated to, make such payment on behalf of Tenant or expend such sum as may be necessary to perform or fulfill such obligation.  Any sums so paid by Landlord shall be deemed Additional Rent.

Section 3.07 – Net Lease.  The Fixed Rent hereinabove provided for shall be in addition to all other payments to be made by Tenant as herein provided.  It is the purpose and intent of the parties hereto that the Fixed Rent shall be absolutely net to Landlord, so that this Lease shall yield, net to the Landlord, the Fixed Rent and that all costs, expenses and obligations of every kind and nature whatsoever relating to the Demised Premises which may arise or become due during the Term of this Lease shall be paid by Tenant and that Landlord shall be indemnified and saved harmless by Tenant from and against the same.

Section 3.08 – Rent Regulations.  If all or any part of the Fixed Rent or Additional Rent shall at any time become uncollectible, reduced or required to be refunded by virtue of any Requirements (including rent control or stabilization laws, however denominated), then for the period prescribed by said Requirements, Tenant shall pay to Landlord the maximum amounts permitted pursuant to said Requirements (but in no event to exceed the amounts which would otherwise be due and payable under this Lease as if such Requirements were not in effect), and Tenant shall execute and deliver such agreement(s) and take such other steps as Landlord may reasonably request to permit Landlord to collect the maximum fixed rent and additional rent which, from time-to-time during the continuance of such legal rent restriction, may be legally permissible (and not in excess of the amounts then reserved therefor under this Lease).  Upon the expiration or other legal termination of the applicable period of time during which such amounts shall be uncollectible, reduced or refunded:  (a) the Fixed Rent and Additional Rent shall become and shall thereafter be payable in accordance with the amounts reserved herein for the periods following such expiration or termination, and (b) Tenant shall pay to Landlord as Additional Rent, within ten (10) days after demand or such longer period as is legally permissible if ten (10) days shall not be lawful, all uncollected, reduced or refunded amounts that would have been payable for the above-said period absent such Requirements.

Section 3.09 – Survival.  The provisions of this Article 3 shall survive the expiration or other termination of this Lease.  Landlord’s failure to bill Tenant for Fixed Rent or Additional Rent or any sum due under this Lease shall in no way excuse Tenant from its obligation to pay Fixed Rent or Additional Rent or any sum due under this Lease, or constitute a waiver of Landlord’s right to thereafter bill and collect such Fixed Rent or Additional Rent or any sum due under this Lease from Tenant in accordance with the terms of this Lease.

ARTICLE 4
USE OF DEMISED PREMISES

Section 4.01 – Use.

(a)           Tenant shall use the Demised Premises (i) for motor vehicle rental and leasing including the storage and maintenance of passenger motor vehicles, trucks and buses, fueling, washing and cleaning rental fleet vehicles and buses and for administrative offices and for all other legal purposes incidental thereto (“Initial Use”), and (ii) for any other legal purpose with the prior written consent of the Landlord, not to be unreasonably withheld (together with the Initial Use, the “Permitted Use”).  Tenant may not use the Demised Premises for any other purposes.

(b)           In no event shall the Demised Premises be used for any of the following: (i) a school or classroom, (ii) gambling activities, (iii) conduct of obscene, pornographic or disreputable activities, (iv) offices of an agency, department or bureau of the United States Government, any state or municipality within the United States or any foreign government, or any political subdivision of any of them, (v) offices of any charitable, religious, union or other not-for-profit organization; (vi) offices of any tax exempt entity within the meaning of Section 168(h)(2) of the Internal Revenue Code of 1986, as amended, or any successor or substitute statute, or rule or regulation applicable thereto, (vii) any manufacturing or industrial use, or (viii)  for any purpose which would constitute a public or private nuisance (each, a “Prohibited Use”).

Section 4.02 – Compliance with Requirements.  Tenant shall at all times conduct its activities on the Demised Premises in full compliance with all Requirements of any or all of the federal, state, city, county and borough governments and rules, regulations, orders and directives of any and all departments, subdivisions, bureaus, agencies or offices thereof, and of any other governmental, public or quasi-public authorities having jurisdiction over the Demised Premises, and the direction of any public officer pursuant to law, whether now or hereafter in force (“Governmental Authority”).

ARTICLE 5
IMPOSITIONS

Section 5.01 – Impositions.  The term “Impositions” shall mean all real estate taxes, assessments, payments in lieu of taxes, water meter and water charges, sewer rentals, excises, levies, license and permit fees, charges for public utilities or other taxes, charges for any easement or agreement maintained for the benefit of the Demised Premises, charges or burdens assessed, imposed or becoming a lien upon or with respect to the use or ownership of the Demised Premises or any other taxable interest therein, or upon the Improvements and other improvements erected thereupon; whether any such Impositions are general or special, ordinary or extraordinary, foreseen or unforeseen and whether same are imposed by a Governmental Authority or any other taxing authority having jurisdiction over the Demised Premises of every character, kind and nature whatsoever, but shall not include income, intangible, franchise, capital stock, estate or inheritance taxes of Landlord (unless the same shall be in lieu of “Impositions” as herein defined by whatever name the tax may be designated).

Section 5.02 – Payment of Impositions.  Tenant shall, during the Term of this Lease, pay and discharge, as Additional Rent, all Impositions when due; provided, however, that if, by law, any Imposition may at the option of the taxpayer be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Tenant may exercise the option to pay the same in such installments, provided such installment payments are not prohibited by the terms of any Mortgage (as hereinafter defined).  Simultaneously with the payment of any of such Impositions directly to the imposing authority, Tenant shall send to Landlord written evidence of such timely payment by Tenant.  A copy of the Imposition invoice or demand from the applicable imposing authority shall be sufficient evidence of the amount of the subject Impositions.  Tenant shall also pay or cause to be paid, in the same manner as Impositions are paid, any occupancy taxes arising under or in connection with this Lease.  Tenant shall be responsible for and shall pay as Additional Rent all penalties, fees, fines, interest, late charges and other similar amounts for the late payment of any Impositions.

Section 5.03 – Landlord’s Demand.  The provisions of this Article 5 shall survive the expiration or other termination of this Lease.  Landlord’s failure during the term of this Lease to prepare and deliver any Imposition bill, invoice or demand or Landlord’s failure to make a demand for Additional Rent due hereunder shall not in any way waive or cause Landlord to forfeit or surrender its rights to collect any of the foregoing items of Additional Rent which may have become due during the Term of this Lease.

Section 5.04 – Proration of Impositions.  Any Imposition, other than an Imposition which has been converted into installment payments as referred to in Section 5.02 hereof, relating to a fiscal period of the taxing authority, a part of which period is included within the Term of this Lease and a part of which is included in a period of time before the Term and/or after the expiration or other termination of the Term of this Lease, shall (whether or not such Imposition shall be assessed, levied, confirmed, imposed upon or in respect of or become a lien upon the Demised Premises, or shall become payable during the Term of this Lease) be apportioned between Landlord and Tenant as of the Commencement Date and/or as of the expiration or other termination of the Term of this Lease, so that Tenant shall pay that portion of such Imposition which that part of such fiscal period included in the period of time on and after the Commencement Date and/or prior to the expiration or other termination of the Term of this Lease bears to such fiscal period, and Landlord shall pay the remainder thereof, provided, however, that Tenant shall not be entitled to receive any apportionment if there be an Event of Default hereunder.

Section 5.05 – Right to Contest.  Landlord and Tenant, on behalf of and with Landlord’s prior consent, shall be eligible to institute proceedings to reduce the assessed valuation of the Demised Premises.  In the event the Landlord shall obtain a tax refund or reduction as a result of any such tax certiorari proceedings or as a result of any other litigation or agreement involving the relevant taxing authorities (collectively, a “Proceeding”), then, provided Tenant is not then in default under the terms of this Lease and after all applicable grace periods have expired and after the final conclusion of all appeals or other remedies, Tenant shall be entitled to the net refund applicable to any period as to which Tenant has paid Impositions pursuant to this Article 5.  Tenant’s net refund may be applied by Landlord to any amounts payable to Landlord under this Lease.  As used herein the term “net refund” means the refund plus interest, if any, thereon, paid by the governmental authority less appraisal, engineering, expert testimony, attorney, consultant, architect, printing, administrative and filing fees and all other Landlord costs and expenses of a Proceeding.  Tenant shall pay to Landlord all appraisal, engineering, expert testimony, attorney, printing and filing fees and all other reasonable costs and expenses incurred by Landlord in connection with any Proceeding.

ARTICLE 6
CONSTRUCTION OF IMPROVEMENTS BY LESSEE

Section 6.01 – General.  Tenant covenants and agrees that (a) Tenant will provide Landlord with detailed plans and specifications (“Plans and Specifications”) satisfying the requirements of Section 6.09(a), in accordance with the succeeding Sections of this Article, for the construction of Tenant’s Initial Construction (as hereinafter defined) and (b) after Landlord has approved the Plans and Specifications, in accordance with the succeeding Sections of this Article, Tenant will promptly thereafter proceed diligently and expeditiously to complete the Initial Construction, using licensed, bonded (by a surety company licensed to do business in New York) and reputable contractors, architects and engineers, prior to the expiration of all time frames set forth in any building permit issued in connection with the Initial Construction.  Tenant shall provide Landlord with prior notice of the identities of the contractors, architects and engineers.  The term “Initial Construction” shall mean (i) the installation of fueling facilities and other improvements on the Land Parcel, (ii) the modification, expansion, relocation and/or demolition of the existing fuel island and a portion of the existing building adjacent thereto on the Building Parcel, and (iii) the modification and renovation of the existing improvements on the Building Parcel for Tenant’s use of the Demised Premises in accordance with the terms of this Lease.  Tenant reserves the right to modify or alter its plans for the Initial Construction prior to submitting its Plans and Specifications to Landlord for Landlord’s approval.

Section 6.02 – Initial Construction.  The Initial Construction shall be erected wholly within the boundary lines of the Land in compliance with all applicable Requirements and comply with all zoning laws and ordinances.  Tenant’s Initial Construction shall be done in a manner which does not create any labor disharmony or dispute at the Demised Premises.

Section 6.03 – Commencement of Construction.  Tenant shall not commence the Initial Construction unless and until Tenant shall have delivered to Landlord:

(a)           Copies of all necessary permits, certificates and authorizations required by any Governmental Authority in connection with the Initial Construction, together with evidence that such permits, certificates and authorizations have been paid for in full.  Landlord shall not unreasonably refuse to join in the application for such permits, certificates or authorizations and shall reasonably cooperate with Tenant, without charge except to the extent Landlord’s participation required is more than de minimus in which case Tenant agrees to pay to Landlord, upon demand as Additional Rent hereunder, a reasonable fee and Landlord’s costs paid or incurred in connection therewith.  Landlord shall not be subject to any liability for the payment of any costs or expenses in connection with any such applications, and Tenant hereby indemnifies and agrees to defend and hold Landlord harmless from and against any and all such costs and expenses;

(b)           Plans and Specifications for the proposed Initial Construction satisfying the requirements of Section 6.09(a) hereof.  In connection with its approval of such Plans and Specifications, Landlord is authorized to retain architects of its choice, at its sole cost and expense, to consult and assist Landlord in its analysis, review and approval of such Plans and Specifications in order to determine compliance with the terms of this Lease and of all applicable requirements of any Governmental Authority.  In the event Landlord shall not approve such Plans and Specifications, Landlord shall so notify Tenant of such disapproval, together with a memorandum setting forth Landlord’s required modifications, amendments and corrections.  Tenant shall, within thirty (30) days after receipt of such notice, resubmit its Plans and Specifications to Landlord for approval.  Upon approval by Landlord, Landlord and Tenant shall initial the Plans and Specifications reflecting such approval.  Thereafter, Tenant may not materially change the Plans and Specifications without the prior written consent of Landlord;

(c)           A contract for the construction of the Initial Construction in accordance with the Plans and Specifications and satisfying the requirements of Section 6.09(b); and

(d)           Tenant shall use its best efforts to obtain an agreement from Tenant’s architect and general contractor to continue to perform for the benefit of Landlord, if Landlord so requests, their respective obligations under their contracts with Tenant in the event of termination of this Lease or upon Landlord’s re-entry upon the Demised Premises following a default by Tenant prior to completion of the Initial Construction, provided such architect and/or general contractor are paid for their respective services in accordance with such contracts.

Section 6.04 – Insurance.  At all times during and until the completion of the Initial Construction, Tenant shall, at Tenant’s sole cost and expense, maintain, or cause to be maintained, in addition to the insurance required under Article 11 hereof, one hundred percent (100%) completed value builders’ risk insurance; workmen’s compensation insurance covering all persons employed in connection with the Initial Construction and with respect to whom death or bodily injury claims could be asserted against Landlord or Tenant; and general comprehensive commercial liability insurance for the mutual benefit of Tenant and Landlord expressly covering the additional hazards due to the construction, with combined single coverage limits of not less than Ten Million and 00/100 Dollars ($10,000,000.00) in the event of death or bodily injury or property damage.  The policy of general comprehensive commercial liability insurance, in so far as it relates to property damage, shall not contain any restrictive clauses relating to excavating, sheet piling, moving, shoring, underpinning, removal and rebuilding of structural supports or subsurface work or any similar restrictive clauses.  The general comprehensive commercial liability insurance provided for in this Section may be affected by an appropriate endorsement, if obtainable, upon the insurance required to be maintained by Tenant pursuant to Section 11.01(d) hereof.  All insurance of the character in this Subsection described, shall be effected under valid and enforceable policies issued by insurers of recognized responsibility and which have been approved in writing by Landlord as to qualification of insurers and the amounts of insurance to be written by each, which approval Landlord agrees shall not be unreasonably withheld.  The general comprehensive commercial liability insurance policy and the builder’s risk insurance policies above mentioned shall name Landlord and Tenant as the insured as their respective interests may appear and may also include as the insureds, if required by Landlord, any Mortgagee.  The loss, if any, under any of the builder’s risk policies above mentioned shall be adjusted by and shall be payable to Tenant and such proceeds paid to Tenant shall be held in trust and disbursed only for the purposes of completing the construction.  All such policies or certificates therefor issued by the respective insurers shall be delivered to Landlord.  Within ten (10) days after the premium of each such policy shall become due and payable and the amount thereof shall be determined, Tenant agrees to pay said premium or cause the same to be paid, and Landlord shall be furnished with evidence satisfactory to it of such payment.

Section 6.05 – [Intentionally Omitted].

Section 6.06 – Final Completion of Initial Construction.  Tenant covenants and agrees that:

(a)           the construction of the Initial Construction shall be performed in a good and workmanlike manner in accordance with (i) the Plans and Specifications as approved by Landlord; (ii) all applicable permits, certificates and authorizations and building and zoning laws and ordinances and with all other Requirements; and (iii) the terms, covenants and conditions of this Lease; and

(b)           throughout the course of such construction and at and after Final Completion of the Initial Construction (as hereinafter defined), Landlord’s fee estate in the Demised Premises will be free and clear of all liens and encumbrances arising out of or connection with such construction.  Upon completion of the Initial Construction, Tenant shall furnish to Landlord (i) a certificate from Tenant’s architect certifying that the Initial Construction has been completed in accordance with the Plans and Specifications; (ii) copies of either the temporary certificates of occupancy or the permanent certificate of occupancy for the Initial Construction; (iii) a complete set of “as built” plans within six (6) months after Final Completion of the Initial Construction; (iv) a survey of the Land showing the Initial Construction as built thereon certified to Landlord by a surveyor reasonably acceptable to Landlord; and (v) evidence reasonably satisfactory to Landlord of proof of payment in full for the Initial Construction, including, without limitation, lien waivers in recordable form received from all architects, engineers, contractors, subcontractors, materialmen and laborers providing supplies and/or performing work in connection with the Initial Construction.  “Final Completion of the Initial Construction” shall be deemed to have occurred on the date when all of the above have been fully satisfied and delivered to Landlord in accordance with the terms hereof.

Section 6.07 – Title to Improvements.  Title to Existing Improvements shall remain in Landlord.  Title to the Improvements erected by Tenant on the Land shall be vested solely and exclusively in Tenant until the termination of this Lease, whereupon title shall vest in Landlord in accordance with Section 22.02.  Concurrent with Landlord’s approval of the Plans and Specifications, Landlord shall notify Tenant of those portions of the Initial Construction that shall be removed by Tenant at the expiration or other termination of the Lease in accordance with Article 22 of this Lease.  All salvage and proceeds from any salvage resulting from alterations or demolition of any existing Improvements pursuant to the provisions of this Article 6 shall be the property of Tenant or its immediate or remote grantees.

Section 6.08 – Landlord’s Approval of Plans.  Landlord’s retention or approval of the Plans and Specifications or any other action taken with respect thereto by Landlord or any Mortgagee shall not constitute an opinion or representation by Landlord or the Mortgagee as to the sufficiency of said Plans and Specifications or impose any responsibility for the sufficiency thereof upon Landlord or the Mortgagee.

Section 6.09 – Plans and Specifications; Construction Contract.

(a)           Plans and Specifications shall be prepared by an architect satisfactory to Landlord and which Plans and Specifications shall meet with the approval of Landlord, together with the approval thereof by any Governmental Authority then exercising jurisdiction with regard to such work and such Plans and Specifications shall be and become the sole and absolute property of Landlord in the event that, for any reason, this Lease shall be terminated.

(b)           The Initial Construction contract shall be made with a contractor satisfactory to Landlord, providing for the completion of all work, labor and materials necessary for completion of the Initial Construction in accordance with the Plans and Specifications.

ARTICLE 7
REPAIRS AND MAINTENANCE OF THE DEMISED PREMISES

Section 7.01 – Maintenance of Demised Premises.  Tenant shall, at its sole cost and expense, take good care of the Demised Premises, including without limitation, the roof, structure, exterior and interior walls and finishes, foundations, mechanical, plumbing, electrical and sanitary systems, water and sewage facilities and drains, drywells, cesspools, pipes, fencing, landscaping, paving, curbing, all alleyways, passageways, vaults, ramps, sidewalks adjoining the Demised Premises (“Appurtenances”) and shall keep same in good order and condition and make all repairs thereto, ordinary and extraordinary, foreseen and unforeseen as and when needed to keep them in good order and condition. Except as otherwise provided herein, Landlord shall have no responsibility and shall not be required to furnish any services, make any repairs or to perform any other maintenance work in or about the Demised Premises, and Tenant hereby assumes the full and sole responsibility, at its sole cost and expense for same, and for the condition of the Demised Premises, including, but not limited to keeping the Demised Premises and Appurtenances, at its own sole cost and expense, in a clean and orderly condition, free of snow, ice, rubbish and obstructions.  Tenant covenants to keep Landlord’s interest in the Demised Premises free of liens and other foreclosable impositions arising through Tenant and shall have no obligation with respect to liens arising through Landlord.

Section 7.02 – Landlord Cure Rights.  In the event (a) Tenant fails to maintain the Demised Premises in accordance with Section 7.01 above to Landlord’s reasonable satisfaction or (b) repairs to the Demised Premises or Appurtenances are made necessary by reason of the acts, omissions or negligence of Tenant, its agents, directors, shareholders, officers, employees, subtenants, assignees, customers, licensees or invitees, then in any of such event(s), Landlord may give Tenant thirty (30) days notice within which to make such repairs, or if such repairs cannot be made within such thirty (30) day period, to commence such repairs within thirty (30) days and diligently pursue them to completion thereafter.  In the event Tenant fails timely to make such repairs as aforesaid, Landlord shall be entitled, but shall not be obligated, to make such repairs at Tenant’s expense without incurring any liability to Tenant by reason thereof upon reasonable notice to Tenant. Notwithstanding anything herein to the contrary, if, in Landlord’s sole, reasonable discretion, emergency repairs are necessary, Landlord may, if Landlord so elects to, make such repairs at any time without notice to Tenant, at Tenant’s expense.  All sums expended by Landlord under this Section 7.02 shall be deemed Additional Rent and payable on demand by Landlord.

Section 7.03 – Shoring.  Tenant shall do, or cause others to do, all necessary shoring of foundations, supporting walls and the walls of the Improvements and shall comply with all Requirements with respect thereto and shall do every other act or thing for the safety and preservation of the Demised Premises (including the Improvements and any and all other improvements erected thereon) which may be necessary by reason of any excavation, subsurface construction, remodeling or other building operation upon any adjoining property or street, avenue, alley or passageway.

ARTICLE 8
LESSEE’S ALTERATIONS

Section 8.01 – Alterations.  During the Term, Tenant shall not have the right, without Landlord’s prior written consent, which shall not be unreasonably withheld or delayed, to modify, expand, relocate or demolish the structures on the Demised Premises (except for the Initial Construction in compliance with Article 6) or to make any alterations or modifications to the roof, structure, exterior walls, foundations, mechanical, plumbing, electrical and sanitary systems, water and sewage facilities and drains, drywells and cesspools of the Demised Premises.

ARTICLE 9
UTILITIES

Section 9.01 – Utilities.  Tenant shall provide, at its own cost and expense, fuel, heat, water, sewer, electricity, telephone and all other utilities or services required in connection with its use of the Demised Premises.  Tenant shall be responsible for all deposits required by the respective utilities for service.  Tenant shall comply with all requirements of the utilities supplying said service.

ARTICLE 10
PRE-EXISTING ENVIRONMENTAL CONDITIONS;
ENVIRONMENTAL COMPLIANCE DURING PERIOD OF TENANCY;
REQUIREMENTS OF LAW

Section 10.01 – Pre-Existing Environmental Conditions.

(a)           Landlord and Tenant acknowledge and agree that (i) according to a Phase I Environmental Site Assessment dated August 28, 2003, conducted for Tenant by MFG, Inc. (“Phase I Study”), a number of recognized environmental conditions as defined in the Phase I Study (RECs) have been identified at the Demised Premises; (ii) the Demised Premises have been found to be affected by petroleum hydrocarbons, including free phase product, in soil and groundwater; (iii) further characterization of the Demised Premises will be necessary to more accurately identify the nature and extent of the contamination, including the extent, if any, of off-site migration; (iv) it will be necessary to conduct further analysis of remedial options and potential risks associated with the Demised Premises; and (v) remedial action will also be required to address the contamination and bring the conditions at the Demised Premises into compliance with applicable Environmental Law.  “Pre-existing Environmental Conditions” means (i) any and all RECs identified in the Phase I Study and (ii) the presence of any Hazardous Materials existing as of the Commencement Date in the air, soil, surface water or groundwater, and in, on and under any structure on the Demised Premises in a form, condition or concentration such that removal, abatement or remediation is required under applicable Environmental Law.  Notwithstanding anything herein to the contrary, Landlord and Tenant hereby agree that the underground storage tanks existing on the date hereof at the Demised Premises (the “Existing Tanks”) shall not be deemed to be a Pre-existing Environmental Condition.

(b)           With respect to any and all Pre-Existing Environmental Conditions, Landlord, at its sole expense, shall conduct and complete all investigations, studies, samplings, and testing, and all remedial, removal, and other response actions necessary to clean up, remove and/or abate all Hazardous Materials, on, from, or affecting the Demised Premises, including but not limited to any and all activities necessary and appropriate to follow up on the recommendations of the Phase 1 Study, (i) in accordance with all applicable federal, state and local laws, ordinances, rules, regulations, and policies, and (ii) in accordance with the orders and directives of all federal, state, and local governmental authorities.  Alternatively, Landlord may elect to request Tenant, at Landlord’s sole expense, to retain the response contractors and directly oversee their work.  Without affecting in any way the parties’ obligations under Article 10, Tenant concurs with the recommendations set forth in the Groundwater Monitoring Program, prepared by P.W. Grosser Consulting, Inc. for Lighthouse Retail Partners, Inc., dated September 2003.

(c)           For purposes of this paragraph, “Hazardous Materials” includes, but shall not be limited to, (i) asbestos in any form, except to the extent such asbestos in its present condition may remain in place pursuant to and in compliance with all Environmental Laws; (ii) urea formaldehyde foam insulation; (iii) transformers or other equipment which contain dialectic fluid containing levels of polychlorinated byphenyls (PCBs) in excess of 50 parts per million; (iv) any substance deemed hazardous or toxic, or required to be investigated, disclosed, reported, treated, removed, disposed of or cleaned up by an applicable Environmental Law; (v) any substance or mixture which is or shall be listed, defined, or otherwise determined by any agency or court to be hazardous, toxic, dangerous or otherwise regulated, affected, controlled or giving rise to liability under any Environmental Law; (vi) polychlorinated biphenyls (PCBs); (vii) laboratory wastes; (viii) experimental products, including genetically engineered microbes and other recombinant DNA products; (ix) petroleum, crude oil, natural gas, natural gas liquid, liquefied natural gas, other petroleum products, or synthetic gas useable as fuel; and (x) “source,” “special nuclear” and “by-products” material, as defined in the Atomic Energy Act of 1954, 42 U.S.C. § 3011 et seq.

(d)           The term “Environmental Law” shall mean any federal, state or local environmental or health or safety law, regulation or rules, as the same may be amended from time to time, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Solid and Hazardous Waste Amendments of 1984, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Clean Air Act of 1966, as amended, 42 U.S.C. § 741 et seq.; the National Environmental Policy Act of 1975, 42 U.S.C. § 4321; the Rivers and Harbors Act of 1899, 33 U.S.C. § 401 et seq.; the Endangered Species Act of 1973, as amended, 16 U.S.C. § 1531 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. § 651 et seq.; the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. § 300(f) et seq.; the Hazardous Materials Transportation Act, 42 U.S.C. §§ 1471, 1472, 1655m 1801 et seq.; the Federal Insecticide, Fungicide & Rodenticide Act, 7 U.S.C. § 136 et seq.; the Atomic Energy Act, 42 U.S.C. § 3011 et seq., and any other rule, guidance or common law which relates to (i) the existence and/or remedy of contamination on property, (ii) the protection of persons, property, animals, or the environment from any exposure to or contamination by Hazardous Materials, radiation or other emanations; (iii) the use generation, storage, removal, recovery, treatment, transport, disposal, and control of Hazardous Materials, including hazardous wastes and building materials; (iv) the prevention of, control of, or response to the exposure of tenants, employees or other persons to any Hazardous Material or radiation; or (v) the prevention of, control of, or response to the emission or discharge of Hazardous Materials in the workplace or environment.

(e)           If Landlord elects to retain the services of response contractors to discharge its obligations pursuant to Section 10.01(b), above, Tenant shall have the right, at Tenant’s expense, to retain the services of an environmental consultant of its choosing to monitor the work conducted by Landlord’s response contractors in addressing the Pre-Existing Environmental Conditions.

(f)            Tenant agrees to take occupancy of the Demised Premises on the Commencement Date and to cooperate with Landlord and its response contractors in addressing the Pre-Existing Environmental Conditions.  Landlord shall use commercially reasonable efforts to minimize interruption with Tenant’s business in performing its obligations hereunder.  In the event any response actions taken to address Pre-existing Environmental Conditions materially interfere with or materially impair Tenant’s Permitted Use of all or any material portion of the Demised Premises, the Fixed Rent payable hereunder shall abate equitably based upon the portion of the Demised Premises that is unusable by Tenant, provided however, if Tenant cannot reasonably operate its business at the Demised Premises during any period as a result of such work by Landlord, then all Fixed Rent shall abate until Tenant may reasonably operate its business at the Demised Premises.  In the event as a result of any Pre-existing Environmental Conditions or the performance of Landlord’s obligations hereunder, Tenant is unable to operate its entire business at the Demised Premises for an uninterrupted period in excess of six (6) months, then Tenant shall have the one time right to cancel this Lease upon notice to Landlord within thirty (30) days after the expiration of said period, TIME BEING OF THE ESSENCE.  Tenant’s failure to give notice within the time period required herein shall be deemed an irrevocable waiver of Tenant’s right to terminate this Lease under this Section 10.01(f)

(g)           Notwithstanding anything stated herein to the contrary, if Tenant shall elect at any time to remove the Existing Tanks, Tenant shall pay the cost for such removal, which shall be performed using licensed, bonded (by a surety company licensed to do business in New York) and reputable contractors.  The foregoing option of Tenant to remove the Existing Tanks shall not limit Landlord’s obligation under this Article 10 to remediate Preexisting Environmental Conditions.  If the removal of the Existing Tanks is required as part of Landlord’s remediation obligations under this Article 10, Landlord shall remove the Existing Tanks at its expense.  Landlord shall in no event be obligated to remove the Existing Tanks if the removal is required as a result of either a Tenant Environmental Condition (hereinafter defined) or Tenant’s Initial Construction.

(h)           Notwithstanding the provisions of Section 10.01(f) hereof, in the event that due to Tenant’s construction or renovation of the Demised Premises, Tenant’s inability to use all or any portion of the Demised Premises for the Permitted Use due to the concurrent remediation of the Demised Premises by Landlord, shall not give rise to a claim for the abatement of Fixed Rent under Section 10.01(f) hereof, except to the extent Landlord’s remediation in and of itself materially interferes with Tenant’s construction or renovation.

(i)            Landlord covenants and agrees to defend, indemnify and hold harmless Tenant, from and against, and pay or reimburse Tenant for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims, but excluding consequential, special or indirect damages and lost profits), including out-of-pocket expenses and reasonable attorneys,’ consultants’ and accountants’ fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder resulting from or arising out of Pre-existing Environmental Conditions or the actions, operations, activities, or non-compliance of Landlord, Landlord’s agents, or Landlord’s invitees, with Environmental Laws at the Demised Premises.  The foregoing indemnity shall survive the expiration or other termination of this Lease.

Section 10.02 – Environmental Compliance During Period of Tenancy; Requirements of Law.

(a)           In the operation and occupancy of its business on the Demised Premises, Tenant shall promptly execute and comply with all statutes, ordinances, rules, orders, regulations and requirements (including those which require structural alterations) of and permits issued by the federal, state, county and local government and of any and all their departments and bureaus applicable to the Demised Premises, including, without limitation, those for the correction, prevention or abatement of nuisances or other grievances in, upon, or connected with the Demised Premises during the Term; and shall also promptly comply with and execute all rules, orders and regulations of the New York Board of Fire Underwriters for the prevention of fires at the Tenant’s own cost and expense.  The Tenant’s obligations pursuant to this provision pertain solely to conditions that, in whole or in part, arise or develop during the term of its tenancy and which only be first discovered after the expiration or earlier termination of the term of this Lease.  Nothing in this paragraph in any way alters the Landlord’s obligations and responsibilities under Section 10.01 for all Pre-existing Environmental Conditions that have been identified or are found in place on the Demised Premises on the Commencement Date.

(b)           Tenant shall operate and occupy the Demised Premises in compliance with all Environmental Laws (as defined above).  Without limiting the foregoing, Tenant shall not cause or permit the Demised Premises to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in compliance with all applicable federal, state and local laws or regulations.  Tenant shall obtain and comply with any and all approvals, registrations or permits required under applicable Environmental Laws, including, without limitation, air quality and fuel storage permits.  For as long as the Existing Tanks remain at the Demised Premises, Tenant shall maintain the tanks in good condition, in compliance with all Environmental Laws and all other applicable federal, state and local laws and regulations.

(c)           In the event a REC and/or Hazardous Material in the air, soil, surface water or groundwater, or in, on and/or under any structure on the Demised Premises is identified at the Demised Premises that is not a Pre-existing Environmental Condition and which occurred, was created or aggravated during the Lease Term (a “Tenant Environmental Condition”), Tenant shall (i) conduct and complete all investigations, studies, samplings, and testing, and all remedial, removal, and other actions necessary to clean up, remove and/or abate all Tenant Environmental Conditions in accordance with all applicable federal, state and local laws, ordinances, rules, regulations, and policies, and (ii) in accordance with the orders and directives of all federal, state, and local governmental authorities.

(d)           In the event a Tenant Environmental Condition has been identified, at the expiration of this Lease or in the event this Lease is terminated, or Tenant is dispossessed, Tenant shall be responsible with respect to any and all such Tenant Environmental Conditions to (i) deliver the Demised Premises to Landlord in a condition that conforms with all applicable federal, state and local laws, ordinances, rules or regulations affecting the Demised Premises including, without limitation, Environmental Laws, and (ii) deliver to Landlord a phase one and, if reasonably necessary, a phase two environmental report and tank testing reports showing no leaks, prepared by an environmental consultant reasonably satisfactory to Landlord, or if commercially reasonable, a no-action letter or closure letter, certifying to Landlord that the Tenant Environmental Condition or Conditions has been appropriately remediated or abated.  Nothing in this paragraph, however, alters or relieves Landlord from its obligations under Section 10.01 to be responsible for any and all Pre-existing Environmental Conditions.

(e)           In the event a Tenant Environmental Condition has been identified, including, without limitation, in connection with the Existing Tanks, Tenant covenants and agrees to defend, indemnify and hold harmless Landlord, from and against, and pay or reimburse Landlord for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims, but excluding consequential, special and indirect damages and lost profits), including out-of-pocket expenses and reasonable attorneys,’ consultants’ and accountants’ fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder resulting from or arising out of Tenant Environmental Conditions at the Premises, including the presence of Hazardous Materials, or the discharge or release of Hazardous Materials, and liabilities under Environmental Laws that arise from actions, conditions, or the disposal or release of Hazardous Materials or the actions, operations, activities, or non-compliance of Tenant, Tenant’s agents, or Tenant’s invitees, with Environmental Laws at the Demised Premises. The foregoing indemnity shall survive the expiration or other termination of this Lease.

(f)            Tenant shall be permitted, provided it complies with this Article 10, to install on the Demised Premises underground and above ground fuel storage tanks as well as car wash and vacuum facilities and overhead reels for automotive fluids, including, but not limited to, motor oil and windshield washer fluid.

(g)           If Landlord or Tenant receives any notice of (i) the happening of any event involving the presence, spill, release, leak, seepage, discharge or cleanup of any Hazardous Material on, to or from the Demised Premises, or (ii) any complaint, order, citation or notice with regard to air emissions, water discharge or any other environmental, health or safety matter affecting Tenant or the Demised Premises, then such party shall promptly notify the other in writing of said notice and shall contemporaneously send to the other party a copy of any notice sent to any governmental agency.

(h)           During the Term, Landlord or its designee, provided Landlord has a reasonable basis to believe that the Demised Premises has been affected by Hazardous Materials, may, at Landlord’s sole cost and expense, and in consultation with Tenant, conduct such investigations and tests as Landlord reasonably deems necessary to determine whether the Demised Premises and the operation thereof are in compliance with all Environmental Laws, provided that any such investigations and tests do not materially interfere with Tenant’s Permitted Use of the Demised Premises or the operation of its business thereon.

Section 10.03 – [Intentionally Omitted].

Section 10.04 – Environmental Insurance.

(a)           Except as specifically provided in this Lease, neither the maintenance of any insurance policy required under this Lease nor the minimum limits specified herein shall be deemed to limit or restrict in any way the Tenant’s or Landlord’s liability for environmental matters under this Article 10.

(b)           With respect to third-party claims arising from or related to, directly or indirectly, in whole or in part: (i) the threatened or actual release of any Hazardous Materials in, on, under or from the Demised Premises; and (ii) any environmental liability or remedial action associated with the Demised Premises for any activities conducted on the Demised Premises; both parties shall be covered and such losses, costs, expenses, claims, demands, obligations and liabilities will be satisfied to the extent environmental insurance provides coverage. This provision shall survive the Lease Term.

(c)           Landlord shall name Tenant as an additional insured under any environmental insurance policy that Landlord maintains for the Demised Premises.

Section 10.05 – Additional Remedies of Tenant.

(a)           In the event Landlord defaults with respect to any provision of this Article 10 after thirty (30) days’ written notice, if performance is reasonably possible in that time period, then Tenant shall have the right to perform any such obligation hereunder and offset against the Fixed Rent next coming due hereunder until the full amount so expended or incurred by Tenant, including any fines and penalties payable to any Governmental Authority as a direct result of Landlord’s default under this Section 10, of any such actual, out-of-pocket, reasonable sum or obligation in default has been recouped by Tenant.

(b)           The offset of Fixed Rent, as provided in this Section, shall not be deemed or construed as a waiver of Landlord’s default or as a waiver of any other rights and remedies to which Tenant may be entitled under the provisions of this Lease by reason of such default, it being intended that Tenant’s rights to offset Fixed Rent shall be in addition to but not in limitation of any such other rights and remedies; and Tenant may exercise any of such other rights and remedies independent of or in conjunction with its rights under this Section.

ARTICLE 11
INSURANCE

Section 11.01 – Insurance.  Tenant shall, at its sole cost and expense, during the Term of this Lease:

(a)           Keep all Improvements, building fixtures and equipment (other than Tenant’s trade fixtures and business equipment) and other property on, in or appurtenant to the Demised Premises, or used in connection with the operation and maintenance of the Demised Premises, and all replacements, alterations and additions of or to the foregoing, insured for the benefit of Tenant (except as otherwise specifically noted), Landlord and for the benefit of the Mortgagee (under a standard New York Mortgage Endorsement) and for the benefit of any other party designated by Landlord who has an insurable interest in the Demised Premises, as their respective interests may appear, against all risk of loss or damage, including loss or damage by fire and other perils included in a so-called “extended coverage endorsement” or “multi-peril endorsement”, vandalism and malicious mischief, collapse, lightning, windstorm, hail, explosion, riot, riot attending a strike, civil commotion, aircraft, vehicles, smoke, and water damage and against such other risks as are normally or customarily insured against by owners or operators of similar properties as Landlord may from time-to-time reasonably request, and containing Replacement Cost endorsements. Such coverage shall be in amounts at all times sufficient to prevent Landlord, Tenant or any additional insured from becoming a co-insurer under the terms of the applicable policies, but in any event in amounts not less than the full replacement value of the Improvements. Tenant shall cause full replacement value to be determined from time-to-time at the request of Landlord, but not more frequently than once every three (3) years, by an insurance appraisal or other valuation method reasonably acceptable to Landlord. Such policies shall name Landlord, and/or the Mortgagee, and/or any other party having an insurable interest as Landlord may designate, as loss payee(s).

(b)           If a sprinkler system is located in the Demised Premises or any Improvement located thereon, provide sprinkler leakage insurance in amounts reasonably satisfactory to Landlord, and provide and keep in force a sprinkler supervisory, maintenance and alarm service contract.

(c)           Provide boiler and machinery broad form insurance covering fire, damage and explosion in respect of steam and pressure boilers and similar apparatus, if any, located in or upon the Demised Premises in the amount of Five Million ($5,000,000.00) Dollars.

(d)           Provide comprehensive general liability and broad form property damage insurance, written on an occurrence basis, including elevator, escalator, machinery and contractual liability insurance, protecting and indemnifying Landlord, Tenant and others having an insurable interest against any and all claims (including all costs and expenses of defending against same) for personal injury, disease or death and for damage or injury to or destruction of property (including loss of use) occurring on, in or about the Demised Premises, sidewalks, gutters, curbs, vaults or vault spaces appurtenant to the Demised Premises, which insurance shall have a combined single limit of not less than Ten Million and 00/100 ($10,000,000.00) Dollars. The insurance carried pursuant to this Section 11.01(d) shall include coverage for contractual liability, independent contractors’ liability and completed operations liability with a personal injury endorsement covering claims arising out of arrest, false imprisonment, libel, slander, wrongful eviction and invasion of privacy.

(e)           Provide automobile liability insurance covering all vehicles operated or owned by Tenant in connection with the Demised Premises.

(f)            Provide for the benefit of Landlord and any Mortgagee only, business interruption and rent loss insurance in an amount equal to at least the sum of twelve (12) months’ Fixed Rent and Additional Rent (including Impositions), plus twelve (12) months’ insurance premiums and the estimated amount of annual maintenance costs for the Demised Premises.

(g)           Provide workers’ compensation insurance to the extent required by applicable law.

(h)           At any time prior to undertaking and during the duration of any construction or Alteration of any Improvements on the Demised Premises, including the Initial Construction, provide Builder’s Risk All Risk Non-Reporting property insurance for the full replacement value of such Alterations, work and construction of Improvements, with Replacement Cost and Agreed Amount endorsements.

(i)            Provide and keep in force such other insurance covering such risks and in such amounts as may from time-to-time be reasonably required by Landlord or any Mortgagee against any other insurable hazards as are commonly insured against in cases of properties similarly situated.

(j)            Provide garagekeeper’s liability coverage in amounts reasonably satisfactory to Landlord, if Tenant provides, directly or indirectly, valet parking or in any other way exercises care, custody or control over vehicles in the parking areas of the Demised Premises.

(k)           Maintain environmental insurance throughout the Lease Term in the form and at least in the amounts as set forth in the letter (the “Insurance Letter”) from Tenant’s duly licensed insurance broker annexed hereto as Schedule C and made a part hereof. Tenant shall name Landlord as an additional insured under Tenant’s environmental insurance policy maintained for the Demised Premises.

Tenant agrees that the limits of insurance required by this Article may be increased at the request of Landlord or any Mortgagee consistent with limits of coverage for properties similarly situated provided, however, that in no event shall the limits of insurance be reduced below the amounts of coverage required at the commencement of the Term of this Lease.

Section 11.02 – Evidence of Insurance.  Contemporaneous with the execution of this Lease, Tenant shall deliver to Landlord and to any Mortgagee and to any other party designated by Landlord, duly executed certificates of insurance or endorsements and the Insurance Letter reflecting Tenant’s maintenance of the insurance required under Section 11.01 of this Lease, together with proof of payment of the premiums and shall thereafter furnish to Landlord, at least ten (10) days prior to the expiration of any insurance policies and any renewal thereof, evidence of renewal or continued coverage together with evidence of the payment of premiums thereon. The insurance required under Section 11.01 shall not have any deductible or retention in excess of One Million and 00/100 ($1,000,000.00) Dollars and shall provide that the same may not be otherwise materially changed or cancelled on less than thirty (30) days’ prior written notice to Landlord and any Mortgagee. Landlord shall have the right, to be exercised upon prior reasonable notice to Tenant, to review and copy Tenant’s insurance policies to confirm compliance with Section 11.01. During the Term, Tenant shall provide, within ten (10) days of Landlord’s written request, an updated Insurance Letter.

Section 11.03 – Additional Requirements.  Landlord, Landlord’s managing agent and any Mortgagee shall be named as additional insureds as their interests may appear in the policies of liability insurance described in Section 11.01, but shall nevertheless be protected against all liability occasioned by an occurrence insured against to the same extent and limits as Tenant is protected and insured under said policies, which policies shall provide primary coverage for Landlord, Landlord’s managing agent and any Mortgagee. All policies of insurance shall be: (i) written as “occurrence” policies, (ii) written as primary coverage and not contributing with or in excess of any coverage which Landlord or any management agent, or Mortgagee may carry, (iii) issued in form acceptable to Landlord by insurance companies reasonably acceptable to Landlord carrying a General Policyholder’s Service Rating of not less than “A/X” as rated in the most current Best’s Insurance Reports (or any successor rating guide acceptable to Landlord), and licensed to do business in New York State and authorized to issue such policy or policies; and (iv) contain an endorsement that Landlord, Landlord’s managing agent and all Mortgagees, although named as additional insureds as their interests may appear, nevertheless shall be entitled to recover under said policies for any loss or damage occasioned to their respective servants, agents, employees and contractors by reason of the negligence of Tenant, its servants, agents, employees and contractors. In addition, the policies referred to in Sections 11.01(a), 11.01(b), 11.01(c), 11.01(f) and 11.01(h) shall name Landlord and any Mortgagees designated by Landlord as Loss

Payee(s) for all losses, claims and insurance proceeds pertaining to, arising out of, or in connection with the Demised Premises.

Section 11.04 – Payment of Premiums.

(a)           Tenant shall pay all premiums and charges for all of said policies of insurance and, if Tenant shall fail to make any payment when due or carry any such policy, Landlord may but shall not be obligated to, following an uncured Insurance Notice (hereinafter defined), make such payment or procure such insurance coverage (which may be maintained under a blanket policy of insurance maintained by Landlord or any affiliate of Landlord), and the amount paid by Landlord or its affiliate, with interest thereon at the Default Rate, shall be repaid to Landlord by Tenant on demand, and all such amounts so repayable, together with such interest, shall be deemed to constitute Additional Rent hereunder. Payment by Landlord of any such premium, or the carrying by Landlord or its affiliates of any such policy, shall not be deemed to waive or release the default of Tenant with respect thereto.

(b)           As used herein, the term “Insurance Notice” shall mean a notice with respect to the Tenant’s failure to pay any insurance charges or premiums following the giving of which Tenant shall have ten (10) days to cure such default, provided, however, if the insurance policy or coverage shall lapse by reason of such non-payment, within said ten (10) day period, Tenant’s time to cure shall expire ten (10) business days prior to the lapse of such insurance policy or coverage.

Section 11.05 - Waiver of Subrogation.  Tenant shall cause each insurance policy carried by Tenant and insuring the Demised Premises and Tenant’s leasehold improvements, equipment, furnishings, fixtures and contents against loss, damage, or destruction by fire or other casualty, including business interruption, and other special coverages, to be written in a manner so as to provide that the insurer waives all rights of recovery against Landlord in connection with any loss or damage covered by any such policy, including all rights of subrogation. Landlord shall not be liable to Tenant and Tenant hereby releases Landlord from any such liability for the amount of such loss or damage. If Landlord procures any casualty insurance concurrent with or supplemental to any casualty insurance procured by Tenant pursuant to this Lease, such policy or policies shall provide that the insurer waives all rights of recovery against Tenant in connection with any loss or damage covered by such policy, including all rights of subrogation.

Section 11.06 - Binding on Subtenants.

(a)           In the event of any sublease or occupancy by a person other than Tenant of all or a portion of the Demised Premises, irrespective of whether permitted by this Lease or made in violation thereof, all of the covenants and obligations on the part of Tenant set forth in this Article 11 shall bind and be fully applicable to the subtenant or occupant (as if such subtenant or occupant were Tenant hereunder) for the benefit of Tenant and Landlord, but nothing contained herein shall be deemed a consent to such subletting if in contradiction of the terms of this Lease.

(b)           Notwithstanding anything in this Section 11.06 to the contrary, if Tenant remains in compliance with the provisions of Article 11 of this Lease, including, but not limited to, maintenance of insurance for the benefit of Landlord, any subtenant shall not be bound by the covenants and obligations of this Article 11.

Section 11.07 - Tenant’s Supplemental Insurance.  The limits of insurance specified in Section 11.01 hereof are the minimum limits of insurance required of Tenant pursuant to this Lease. Nothing contained herein shall prevent Tenant from maintaining separate property insurance in respect of Tenant’s personalty, inventory, trade fixtures and business interruption expenses. Except with respect to the insurance required by Sections 11.01(d) and 11.01(j) hereof, Tenant shall not take out separate insurance concurrent in form or contributing in the event of loss with that required by Sections 11.01(a), 11.01(b), 11.01(c), 11.01(f) and 11.01(h) to be furnished by Tenant unless Landlord is included therein as the insured, with loss payable as in this Lease, provided Tenant shall promptly notify the Landlord of the placing of any such separate insurance.

ARTICLE 12
DAMAGE OR DESTRUCTION

Section 12.01 – Damage or Destruction to Improvements.

(a)           If any Improvements shall be destroyed or damaged by any cause whatsoever, Tenant shall promptly notify Landlord and shall, at Tenant’s sole cost and expense, restore, repair, replace or rebuild the same as nearly as possible to their condition and character immediately prior to the damage or destruction, reasonable wear and tear excepted (“Casualty Restoration”).

(b)           Casualty Restoration shall be commenced promptly and prosecuted to completion with reasonable diligence. Landlord shall join with Tenant in the adjustment and settlement of any insurance claim. If Tenant is not in default of any of its obligations for the payment of Fixed Rent or Additional Rent, and no uncured Event of Default has occurred which is continuing, the net insurance proceeds, if any, payable by reason of such damage or destruction (other than insurance proceeds for the loss of Tenant’s personalty and other than insurance proceeds for loss of Rents, Impositions and/or maintenance, irrespective of whether paid to Tenant or Landlord) shall be paid to Tenant and used by Tenant for the payment of the cost of the Casualty Restoration in compliance with Section 12.03.

(c)           Notwithstanding the provisions of Sections 12.01(a) and 12.01(b) to the contrary, if all or substantially all of the Improvements are damaged or destroyed at a time when there is fewer than two (2) years remaining in the Term, then at Tenant’s option, to be exercised by notice given within fifteen (15) days following the date of such substantial damage or destruction, this Lease shall be terminated effective as of the date such notice is given, whereupon, Tenant shall be released from its obligation to repair or restore the Demised Premises (except as otherwise specifically set forth in this Section 12.01(c)), any insurance proceeds paid or payable to Tenant shall be paid to Landlord free of any claim by Tenant, Landlord shall have the exclusive right to adjust and settle any insurance claim on account of or relating to any such damage or destruction and Tenant shall pay Landlord the amount of any deductible or retention limit under the applicable policy or policies. If Tenant elects to terminate this Lease as aforesaid, Tenant shall, at its sole cost and expense, promptly remove all remaining portions of the Improvements, including all debris, and fill in and level the area to proper grade.

Section 12.02 – No Abatement of Rent.  Except as otherwise set forth in Section 12.01(c), no destruction of or damage to the Demised Premises, or to any Improvement, furniture, furnishings, fixtures, equipment or other property, shall permit Tenant to surrender this Lease or shall relieve Tenant from its liability to pay the full Fixed Rent or Additional Rent payable under this Lease or from any of its other obligations under this Lease. This Section shall be deemed to be an agreement expressly providing otherwise within the meaning of Section 227 of the Real Property Law of the State of New York and any successor law of like impact.

Section 12.03 – Disbursement of Insurance Proceeds.

(a)           Prior to commencement and during the Casualty Restoration, Tenant shall provide Landlord with the following:

(i)            Lien waivers (following completion of any portion of the work), title insurance endorsements or such other evidence, reasonably satisfactory to Landlord, to the effect that all work, labor and materials installed and completed at the Demised Premises have been paid for, or shall be paid for, and that there has not been filed with respect to the Demised Premises, any vendor’s, mechanic’s, laborer’s, materialmen’s or other lien which has not been discharged or record, except such as will be discharged by payment of the amount then requested and a waiver of the right to file any lien in connection with any work or material covered by the requisition and all prior requisitions (all of the documents referred to in this clause (i) are individually and collectively referred to as “Lien Waivers”);

(ii)           dual obligee payment and performance bonds or such other security for the benefit of the Landlord and the Mortgagee in form and substance reasonably satisfactory to the Landlord and Mortgagee;

(iii)          the written undertaking of each architect, engineer, construction manager, general contractor and major subcontractor to continue performance on Landlord’s behalf under their respective agreements in the event of a default by the Tenant under this Lease;

(iv)          complete copies of the construction management agreement, general construction contract, major subcontracts, all change orders, amendments and modifications to each of the foregoing, all plan revisions and supplements and all payment requisitions, Lien Waivers, architect’s certifications and proof of payment for all work, labor and materials and material notices relating to or incorporated in the Casualty Restoration prior to the date of such requisition, provided, however, that any of the foregoing which have been delivered with a prior requisition do not have to be re-delivered with each subsequent requisition, unless the same have been modified or amended; and

(v)           such other documentation regarding the Casualty Restoration (including concrete, soil, steel, welding and other testing certifications, surveys, engineers certificates, building or other permits, paid invoices, data sheets and the like) as applicable governmental or public agencies, the Mortgagee or a construction consultant or engineer engaged by Landlord or the Mortgagee shall reasonably require.

(b)           Tenant shall, prior to the commencement of the Casualty Restoration, furnish to Landlord and the Mortgagee an estimate of the total cost of the Casualty Restoration certified by the architect or engineer in charge of the Casualty Restoration. If such cost estimate or any subsequent estimate shall show that the cost of completing the Casualty Restoration is in excess of the amount of the Casualty Proceeds then available (a “Shortfall”), Tenant shall contribute the amount of the Shortfall to complete the Casualty Restoration.

(c)           If prior to the completion of any Casualty Restoration, this Lease shall terminate or expire for any reason, including a termination by reason of an Event of Default (hereinafter defined), then Landlord shall have the right to receive and retain any Casualty Proceeds to the extent that they shall not have been applied to the payment of the costs and expenses of the Casualty Restoration, and if such termination or expiration shall be by reason other than an Event of Default, Tenant shall thereupon be discharged from any and all obligations to complete such Casualty Restoration provided said Casualty Proceeds are paid to Landlord and are sufficient to complete such Casualty Restoration. If, in such case, the Casualty Proceeds are insufficient to pay the full cost of the Casualty Restoration, Tenant shall pay the amount of any shortfall to Landlord. The provisions of this Section 12.03(c) shall survive the expiration or other termination of this Lease.

Section 12.04 – Lease Supersedes.  This Lease shall be considered an express agreement governing any case of damage to or destruction of the Demised Premises or any part thereof by fire or other casualty, and Section 227 of the Real Property Law of the State of New York and any other law of like import now or hereafter in force, are hereby waived by Tenant and shall have no application in such case.

ARTICLE 13
ASSIGNMENT AND SUBLETTING

Section 13.01 – Landlord Consent.  Tenant shall not assign, mortgage or encumber this Lease, its interest hereunder or the estate granted hereby, nor sublet or suffer or permit the Demised Premises or any part thereof to be used by others, without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld for an assignment or sublease.

Section 13.02 – Collection of Rent.  If Tenant should assign its interest in this Lease, or if all or any part of the Demised Premises be underlet or occupied by anybody other than Tenant, Landlord may, after default by Tenant, collect rent from the assignee, under-tenant or occupant, as the case may be, and apply the net amount to the Fixed Rent and Additional Rent herein reserved, but no such assignment, underletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, under-tenant or occupant as Tenant, or a release of Tenant from the further performance by Tenant of the covenants on the part of Tenant contained herein. The consent by Landlord to any assignment or underletting shall not in any way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or underletting.

Section 13.03 – Tenant’s Offer Notice.  If Tenant shall desire to assign this Lease, or to sublet the Demised Premises, it shall, no later than thirty (30) days prior to the proposed effective date of the assignment or sublet, submit to Landlord a written request for Landlord’s consent to such assignment or subletting (“Tenants Offer Notice”), which shall contain the following information: (i) the name and address of the proposed assignee or subtenant; (ii) the terms and conditions of the proposed assignment or subletting; (iii) the nature and character of the business of the proposed assignee or subtenant and its proposed use of the Demised Premises; and (iv) current financial information and any other information Landlord may reasonably request.

Section 13.04 – Landlord Consent.  Landlord shall not unreasonably withhold its consent to the proposed assignment or subletting referred to in Tenant’s Offer Notice, provided that the following further conditions shall be fulfilled:

(a)           Tenant shall not then be in default hereunder beyond the time herein provided, if any, to cure such default.

(b)           The proposed assignee or subtenant shall have a financial standing, be of a character, be engaged in a business, and propose to use the Demised Premises in a manner consistent with the extent of the obligations undertaken by the proposed assignee or subtenant.

(c)           No subletting shall end later than one (1) day before the Expiration Date of this Lease.

(d)           Tenant shall reimburse Landlord on demand for any costs that may be incurred by Landlord in connection with said assignment or sublease, including, without limitation, the costs of making investigations as to the acceptability of the proposed assignee or subtenant, and reasonable legal costs incurred in connection with the granting of any requested consent. This Section 13.04(d) shall not apply to any sublease to Budget (as hereinafter defined) entered into during the first six (6) months of the Term in accordance with Section 13.12 hereof.

(e)           The proposed assignee or subtenant is engaged in a business and the Demised Premises will be used in a manner which is limited to the Permitted Use.

Section 13.05 – Attornment.  Every subletting hereunder is subject to the express condition, and by accepting a sublease hereunder each subtenant shall be conclusively deemed to have agreed, that if this Lease should be terminated prior to the Expiration Date or if Landlord should succeed to Tenant’s estate in the Demised Premises, then at Landlord’s election the subtenant shall either surrender the Demised Premises to Landlord within sixty (60) days of Landlord’s request therefor, or attorn to and recognize Landlord as the subtenant’s landlord under the sublease and the subtenant shall promptly execute and deliver any instrument Landlord may request to evidence such attornment.

Section 13.06 – Counterpart.  Tenant shall furnish Landlord with a counterpart (which may be a reproduced copy) of each sublease or assignment made hereunder within thirty (30) days after the date of its execution. No sublease or assignment shall be valid, and no subtenant or assignee shall take possession of the Demised Premises or any part thereof, until there has been delivered to Landlord an executed counterpart of such sublease or assignment.

Section 13.07 – Tenant Liability.  Notwithstanding any sublease or any assignment and assumption by the assignee of all or any part of the obligations of Tenant hereunder, Tenant herein named, and each immediate or remote successor in interest of Tenant named herein, shall remain liable jointly and severally (as a primary obligor) with its assignee and subtenant and all subsequent assignees and subtenants for the performance of Tenant’s obligations hereunder, and, without limiting the generality of the foregoing, shall remain liable to Landlord for all acts and omissions on the part of any assignee and subtenant subsequent to it in violation of any of the obligations of this Lease.

Section 13.08 – [Intentionally Omitted]

Section 13.09 - Profit.           If Tenant shall sublet the Demised Premises to anyone for rents which for any period shall exceed the Fixed Rent payable under this Lease for the same period, Tenant shall pay Landlord, as Additional Rent hereunder, fifty percent (50%) of the amount of any rents, additional charges or other consideration payable under the sublease to Tenant by the subtenant which is in excess of the Fixed Rent and Additional Rent accruing during the term of the sublease in respect of the Demised Premises pursuant to the terms hereof. The sums payable under this Section 13.09 shall be paid to Landlord as Additional Rent as and when payable by the subtenant to Tenant.

Section 13.10 – Transfers of Interests in Tenant.  Any transfer, by operation of law or otherwise, of Tenant’s interest in this Lease (in whole or in part) or of a fifty (50%) percent or greater interest in Tenant or of fifty (50%) percent or more of the assets of Tenant (whether stock, partnership interest or otherwise) shall be deemed an assignment of this Lease within the meaning of this Article. If there has been a previous transfer of less than a fifty (50%) percent interest in Tenant or Tenant’s assets, then any simultaneous or subsequent transfer of an interest in Tenant or Tenant’s assets which, when added to the total percentage interest previously transferred, totals a transfer of greater than a fifty (50%) percent interest in Tenant or Tenant’s assets shall be deemed an assignment of Tenant’s interest in this Lease within the meaning of this Article.

Section 13.11 – Corporate Reorganization.  Notwithstanding the provisions of Section 13.10 hereof, without the consent of Landlord, this Lease may be assigned to (i) an entity created by merger, reorganization or recapitalization of or with Tenant or (ii) a purchaser of all or substantially all of Tenant’s assets; provided, in the case of both clause (i) and clause (ii), that (A) Landlord shall have received a notice of such assignment from Tenant, (B) the assignee assumes by written instrument satisfactory to Landlord all of Tenant’s obligations under this Lease, (C) such assignment is for a valid business purpose and not to avoid any obligations under this Lease, and (D) the assignee is a reputable entity of good character and shall have, immediately after giving effect to such assignment, an aggregate net worth (computed in accordance with GAAP) at least equal to the aggregate net worth (as so computed) of Tenant immediately prior to such assignment or on the date of this Lease, whichever is greater.

Section 13.12 – Permitted Subleases.  Notwithstanding anything in this Lease to the contrary, Tenant shall be permitted to sublease all or a portion of the Demised Premises to:

(a)           Budget Rent a Car System (“Budget”) (provided that at the time of the proposed sublease, Budget is a wholly owned subsidiary of Cendant Corporation), or

(b)           a wholly owned subsidiary of Cendant;

provided, that in each instance:

(i)            Tenant shall not then be in default hereunder beyond the time herein provided, if any, to cure such default;

(ii)           No subletting shall end later than one (1) day before the Expiration Date of this Lease;

(iii)          Tenant shall reimburse Landlord on demand for any costs that may be incurred by Landlord in connection with said assignment or sublease, including, without limitation, the costs of making investigations as to the acceptability of the proposed assignee or subtenant, and legal costs incurred in connection with the granting of any requested consent;

(iv)          The Demised Premises will be used in accordance with Section 4.01; and

(v)           Tenant provides Landlord with thirty (30) days prior written notice of such sublease.

The provisions of Section 13.07 shall apply to any sublease permitted under this Section 13.12.

13.13 – Non-Compliance with Article.  In the event that (i) Landlord fails to exercise any of its options under this Article 13 and (ii) Tenant fails to execute and deliver the assignment or sublease to which Landlord consented within forty-five (45) days after the giving of such consent, then, Tenant shall again comply with all of the provisions and conditions of this Article 13 before assigning its interest in this Lease or subletting the Demised Premises.

ARTICLE 14
INDEMNIFICATION

Section 14.01 – Indemnity. Tenant shall indemnify, defend, save and hold harmless Landlord and its affiliates, trustees, agents, members, employees, officers, directors, successors and assigns (each, an “Indemnified Party”) from and against any and all liability and damages and any and all injury, loss, claim, damage or suit of every kind and nature, including Landlord’s reasonable counsel fees and disbursements, to any person, firm, association or corporation or to any property, arising out of or based upon, related to, or in any way connected with, a breach of Tenant’s obligations under this Lease, the actions or omissions of Tenant or any Tenant Party or the use or occupancy of the Demised Premises.

Section 14.02 – Notice of Proceedings.  An Indemnified Party which becomes entitled to indemnification under this Agreement shall promptly notify Tenant of any claim or proceeding in respect of which it is to be indemnified. Such notice shall be given as soon as reasonably practicable after the Indemnified Party obligated to give such notice becomes aware of such claim or proceeding and shall include a complete copy of all notices, pleadings and other papers related thereto. Failure to give such notice shall not excuse an indemnification obligation except to the extent failure to provide notice adversely affects Tenant’s interests.

Section 14.03 – Conduct of Claim.  Tenant shall assume the defense of the claim or proceeding with counsel designated by Tenant; provided, however, that the Indemnified Party shall have the right to participate fully in any claim or proceeding and to retain its own counsel, but the fees and expenses of such counsel will be at its own expense unless (i) Tenant shall have agreed to the retention of such counsel for both Tenant and the Indemnified Party or (ii) the named parties to any action or proceeding include the Tenant and the Indemnified Party and representation of both such parties has been determined in the reasonable and good faith judgment of either party to be inappropriate under applicable standards of professional conduct due to actual or potential conflicting interests between them. In the event the Tenant is defending or prosecuting any claim or proceeding, (a) the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge such claim or proceeding without Tenant’s prior written consent, and (b) the Indemnified Party will agree to any settlement, compromise or discharge of the suit, action or proceeding which the Tenant may recommend and which by its terms obligates Tenant to pay the full amount of liability in connection with such claim or proceeding; provided, however, that without the Indemnified Party’s consent, which consent may not be unreasonably withheld or delayed, Tenant may only consent to the entry of any judgment or enter into any settlement that does not provide for injunctive or other non-monetary relief affecting the Indemnified Party. If Tenant fails to assume the defense of a claim, the indemnification of which is required under this Lease, the Indemnified Party may, at the expense of Tenant, contest, settle, or pay such claim. Except as otherwise expressly set forth herein, Tenant shall not compromise or settle a claim hereunder without the prior written consent of the Indemnified Party

ARTICLE 15
CONDEMNATION

Section 15.01 – Condemnation/Notice.  If Landlord receives written notice of a Taking (hereinafter defined) or a proposed Taking, Landlord shall promptly notify Tenant thereof, but no such notice of intention shall confer any rights upon Tenant under this Article, all of which rights shall come into effect only upon the vesting of title in the Taking authority. As used herein, a “Taking” shall mean the appropriation, condemnation or taking of all or any portion of the Demised Premises by any governmental or public authority for public or quasi-public use under any right of eminent domain, condemnation or other law, or the giving of a deed in lieu thereof.
Section 15.02 – Material Taking.

(a)           In the event of a Taking of the entire Demised Premises, this Lease shall automatically cease and terminate upon the date that possession of the entire Premises is taken by or given to the Taking authority and all Fixed Rent and Additional Rent shall be paid up to that date. In the event of a Taking of more than an “Immaterial Area” (as hereinafter defined) but not of the entire Demised Premises, this Lease shall, at the option of Tenant, to be exercised only by giving notice of termination to Landlord no later than thirty (30) days following the date on which the portion of the Demised Premises is Taken by or given to the Taking authority, TIME BEING OF THE ESSENCE, cease and terminate on the later of (i) the date on which Tenant’s notice is given, or (ii) the date on which the portion of the Demised Premises is Taken by or given to the Taking authority, and all Fixed Rent, Additional Rent and all other sums due Landlord by Tenant shall be paid up to the date of such termination. Tenant’s failure to give notice within the time period required herein shall be deemed an irrevocable waiver of Tenant’s right to terminate this Lease under this Section 15.02(a).

(b)           If this Lease is terminated in accordance with Section 15.02(a), Tenant shall be entitled to receive from Landlord a portion of the net Proceeds (hereinafter defined) of such Taking in accordance with Section 15.02(e). If this Lease is not terminated in accordance with Section 15.02(a), or if the Taking is of an Immaterial Area, then this Lease shall continue in full force and effect as to the portion of the Demised Premises not Taken, and Tenant shall be entitled to a reduction in the Fixed Rent in accordance with Section 15.03.

(c)           As used herein, the term “Immaterial Area” shall mean up to thirty percent (30%) of the Demised Premises.

(d)           In the event of a Taking, Landlord and any Mortgagee designated by Landlord shall have the exclusive right to file any claim or to commence any action or proceeding to collect any Proceeds payable out of or in connection with such Taking, except for any separate award to which Tenant may be entitled pursuant to Section

15.05, and Tenant and everyone claiming by, under or through Tenant waives all right to assert any claim against Landlord or the Taking authority in such proceeding. The term “Proceeds” shall mean any award, settlement, compensation or proceeds payable by reason of or in connection with any Taking, including the value of the interests of Landlord and Tenant in the Demised Premises and this Lease, any Improvements made by Tenant and Landlord respectively, the value of all awards for severance and indirect damage, and the right to receive any advance payment or interest thereon. Tenant shall, at Tenant’s own cost and expense, cooperate with Landlord and take all actions and execute all documents reasonably required by Landlord or required by the Taking authority to collect such Proceeds, and if Tenant shall fail or refuse to take any act and execute any document which is reasonably required by Landlord or required by the Taking authority to collect such Proceeds (or any part thereof), then Tenant shall be responsible to Landlord for the sum of all Proceeds, including interest at the Default Rate, which sums shall be Additional Rent under this Lease and which Landlord may offset from any share of such Proceeds to which Tenant may be entitled pursuant to Sections 15.02, 15.03 and 15.04.

(e)           In the event of a Taking (other than a Taking of an Immaterial Area), and a termination of this Lease, all Proceeds shall be paid to Landlord who shall within forty-five (45) days thereafter (or within thirty (30) days following any final determination in any arbitration proceeding pursuant to Section 15.07 hereof, as hereinafter set forth) disburse the net Proceeds of such Taking to Landlord and Tenant in proportion to their interests in the Demised Premises, as follows:

(i)            to the Landlord for the value of the Landlord’s interest in the Demised Premises, giving consideration to the terms of this Lease as though there had been no Taking, including Landlord’s reversionary interest, and any consequential damages, including severance damages, out of which Landlord shall pay any sums due any Mortgagee; and

(ii)           provided that no uncured Event of Default has occurred which is then continuing and provided further that there are at least two (2) years remaining in the Term on the date on which possession of the Demised Premises is Taken by or given to the Taking authority to Tenant for the value of Tenant’s leasehold estate, giving consideration to the terms of this Lease, as though there had been no Taking. Any dispute between Landlord and Tenant concerning the pro rata portions of Proceeds payable to Landlord and Tenant in accordance with clauses (i) and (ii) above shall be promptly submitted to binding arbitration in accordance with Section 15.07 hereof.

Section 15.03 – Immaterial Taking.

(a)           If a Taking involves an Immaterial Area, this Lease shall terminate as to the area so Taken from and after the vesting of title in such Taking and shall continue as to the remainder of the Demised Premises provided, however, from and after the date on which possession of the portion of the Demised Premises is Taken, the Tenant shall proceed diligently and in good faith to close in and restore the Improvements. The Fixed Rent shall be reduced as of the vesting date proportionally to account for the area of the Demised Premises so taken.

(b)           Landlord shall be entitled to receive all Proceeds and Tenant shall have no part thereof or claim thereto nor shall Tenant have any claim for the value of the portion of the leasehold estate so Taken. Landlord shall pay all fees, costs and expenses of every character and kind of Landlord incurred in connection with such Taking and obtaining the Proceeds therefor, and in connection with such restoration.

Section 15.04 – Temporary Taking.  If possession of all or any portion of the Demised Premises shall be Taken for occupancy for a limited period (a “Temporary Taking”), this Lease shall continue in full force and effect and the Fixed Rent and Additional Rent shall be abated for the time of the Temporary Taking.

Section 15.05 – Tenant’s Additional Claim.  In any condemnation proceeding, Tenant may submit a separate claim against the Taking authority for the value of Tenant’s trade fixtures, the cost of removal or relocation, goodwill, inventory, equipment, the value of its leasehold improvements and going concern values if such separate claims are allowable as such and such separate claims do not reduce the amount of Proceeds otherwise payable to Landlord.

Section 15.06 – Costs of Taking.  Landlord and Tenant shall be solely responsible for their respective legal, appraisal, engineering and other fees, costs and expenses arising out of or in connection with any claim allocable or attributable to any item which each is permitted to separately claim under this Article 15, provided, however, that the Landlord’s legal, appraisal, engineering and other fees and expenses incurred in connection with the collection of any Proceeds pursuant to Section 15.02 shall be allocated and paid by Landlord and Tenant in proportion to the amount of Proceeds disbursed to Landlord and Tenant respectively.

Section 15.07 – Arbitration.

(a)           In the event of a dispute as to the amounts payable under this Article 15 (the “Applicable Amounts”) and Landlord and Tenant are unable to reach a mutually acceptable determination of the Applicable Amounts within thirty (30) days after commencement of such negotiation, the matter shall be submitted to arbitration in accordance with the following terms and provisions of this Section. The sole issue to be determined by such arbitration shall be the Applicable Amounts in accordance with this Section. Each party shall appoint an arbitrator within ten (10) days of the expiration of such thirty (30) day period, and provide the other party with the name and address of its arbitrator. Within ten (10) days after the date of the appointment of the second arbitrator, the two (2) arbitrators will meet. If the two (2) arbitrators are unable to agree on the Applicable Amounts as provided herein within ten (10) days after their first meeting, they will immediately select a third arbitrator. If the two (2) arbitrators are unable to agree upon the selection of the third arbitrator within ten (10) days, then Landlord and Tenant will petition the New York State Supreme Court to appoint the third arbitrator. The third arbitrator will be designated as chairman and will immediately give Landlord and Tenant written notice of its appointment. The three (3) arbitrators will meet within ten (10) days after the appointment of the third arbitrator. The third arbitrator will then select the Applicable Amounts proposed by one of the first two (2) arbitrators within thirty (30) days after appointment of the third arbitrator. The arbitrators must be licensed real estate appraisers with at least fifteen (15) years experience in the Queens real estate market. No arbitrator may be an active real estate broker. The arbitration will be governed by the laws of the State of New York and, when not in conflict with such law, by the general procedures in the commercial arbitration rules of the American Arbitration Association. The arbitrators will not have the power to add to, modify, detract from or alter in any way the provisions of this Lease or any amendments or supplements to this Lease. The arbitrators will not have any power to decide or consider anything other than the specific issue of the Applicable Amounts in accordance with the terms of this Lease. No arbitrator is authorized to make an award for damages of any kind including, without limitation, an award for punitive, exemplary, consequential or incidental damages. Landlord and Tenant will pay for the services of its appointees, attorneys and witnesses plus one-half of all other proper costs relating to the arbitration. The decision of the arbitrators will be final and non-appealable and may be enforced according to the laws of the State of New York.

ARTICLE 16
RIGHT TO INSPECT; POSTING SIGNS

Section 16.01 – Right to Inspect.  Tenant shall permit Landlord or Landlord’s agents to enter the Demised Premises at all reasonable hours and upon reasonable notice to Tenant for the purpose of (i) inspecting the same; (ii) confirming that Tenant is complying with terms of this Lease; (iii) making repairs which Tenant neglects or refuses to make; (iv) exhibiting the Demised Premises to prospective mortgagees; and (v) during the two (2) years preceding the expiration of this Lease, exhibiting the Demised Premises to brokers and prospective purchasers and lessees (it being understood that Landlord shall have no obligation to do any of the foregoing acts); provided, in each and every case, Landlord shall use commercially reasonable efforts not to unreasonably interfere with the conduct of Tenant’s business at the Demised Premises. In the event of an emergency, or if Landlord would be subject to criminal or civil liability, if admission to the Demised Premises for the aforesaid purposes cannot be obtained, Landlord’s agents may enter the Demised Premises with reasonable force without rendering Landlord or its agents liable to Tenant for damages by reason thereof.

ARTICLE 17
ZONING

Section 17.01 – R-Zone Parcel.  Landlord and Tenant acknowledge and agree that a portion of the Land Parcel, approximately as shown on Schedule B annexed hereto and made a part hereof ( the “R-Zone Parcel”), is zoned “R3-2.” To the extent that the R-Zone Parcel is not able to be used for the Initial Use due to any Requirement, the Fixed Rent then payable shall be reduced by the number of square feet comprising the R-Zone Parcel unable to be used for the Initial Use multiplied by the Fixed Rent then payable per square foot for the R-Zone Parcel. For purposes of the immediately preceding sentence only, Fixed Rent per square foot for the R-Zone parcel shall be calculated at $5.00 per square foot for the first five (5) Lease Years and, thereafter, shall be calculated in accordance with Section 3.01(c) of this Lease. Landlord and Tenant acknowledge and agree that the R-Zone Parcel totals 43,067 square feet, the Land Parcel totals 223,911 square feet (inclusive of the R-Zone Parcel) and the Demised Premises totals 309,142 square feet. Such reduction in Fixed Rent shall continue only until such time as Landlord or Tenant, each at their own expense, has satisfied all Requirements necessary to allow the Initial Use of the R-Zone Parcel. At such time as the R-Zone Parcel is able, pursuant to all Requirements, to be used for the Initial Use, the Fixed Rent for the R-Zone Parcel shall automatically and without notice to Tenant increase to then Fixed Rent payable per square foot of the Land Parcel, which shall be calculated at $5.00 per square foot as of the Commencement Date and thereafter be adjusted in accordance with Sections 3.01(c) and 17.02 of this Lease. Landlord, at Landlord’s cost and expense, shall make commercially reasonable efforts to file all required applications, permits and filings to allow the Initial Use of the R-Zone Parcel.

Section 17.02 – De-Map Parcel.  Landlord and Tenant acknowledge and agree that Landlord is in the process of submitting to The City of New York all necessary filings to “de-map” that portion of 88th Street between the Land Parcel and the Building Parcel, approximately as shown on Schedule B (the “De-Map Parcel”). Landlord shall make commercially reasonable efforts to complete the de-mapping of the De-Map Parcel. Upon the completion of the de-mapping, the De-Map Parcel shall automatically and without notice to Tenant become part of the Demised Premises and all references in this Lease to the Demised Premises shall be deemed to include the De-Map Parcel.

(a)           Upon completion of the de-mapping of the De-Map Parcel and provided that the R-Zone Parcel is able, pursuant to all Requirements, to be used for the Initial Use, the Fixed Rent then payable for the Demised Premises shall be increased in accordance with Section 17.01 and, effective as of the first day of the next succeeding calendar month, be increased by (i) $1.00 per square foot multiplied by the number of square feet in the Land Parce and (ii) $6.00 per square foot multiplied by the number of square feet in the De-Map Parcel. Thereafter, Fixed Rent shall be adjusted in accordance with Section 3.01(c). Landlord shall provide Tenant with written notice of the increase in Fixed Rent promptly after the completion of the de-mapping of the De-Map Parcel. Landlord shall measure the De-Map Parcel upon completion of the de-mapping. Landlord and Tenant shall agree to the square footage of the De-Map Parcel in a writing signed by both parties.

(b)           If, upon completion of the de-mapping of the De-Map Parcel, Tenant is not able, pursuant to all Requirements, to use the R-Zone Parcel for the Initial Use, then, until such time as the R-Zone Parcel is able, pursuant to all Requirements, to be used for the Initial Use, the Fixed Rent then payable shall be increased by $6.00 per square foot in the De-Map Parcel, subject to adjustment in accordance with Section 3.01(c). Such increase in Fixed Rent shall be effective as of the first day of the next succeeding calendar month. Landlord shall provide Tenant with written notice of the increase in Fixed Rent promptly after the completion of the de-mapping of the De-Map Parcel.

(c)           Solely for purposes of illustrating this Article 17, the following examples are provided:

(i)            During such time as the R-Zone Parcel is allowed to be used for the Initial Use and the de-mapping of the De-Map Parcel has been completed, (A) Fixed Rent shall be increased by $1.00 per square foot comprising the Land Parcel, (B) Fixed Rent shall be increased by $6.00 per square foot comprising the De-Map Parcel, and (C) Fixed Rent for the R-Zone Parcel shall be payable at the same rate as the then Fixed Rent payable per square foot of the Land Parcel plus $1.00 per square foot. For this example, assume the R-Zone Parcel is R square feet, the Land Parcel is L square feet and Tenant is paying $5.00 per square foot of Fixed Rent for the Land Parcel and the De-Map Parcel is D square feet, the Fixed Rent for the De-Map Parcel shall be D times $6.00; the Fixed Rent for the R-Zone Parcel shall be R times $6.00 ($5.00 plus $1.00); and the Fixed Rent for the Land Parcel shall be L times $6.00 ($5.00 plus $1.00);

(ii)           During such time as the R-Zone Parcel is not allowed to be used for the Initial Use and the de-mapping of the De-Map Parcel has been completed, (A) Fixed Rent shall be increased by $1.00 per square foot comprising the Land Parcel, (B) Fixed Rent shall be increased by $6.00 per square foot comprising the De-Map Parcel, and (C) Fixed Rent for the R-Zone Parcel shall be reduced in accordance with Section 17.01. For this example, assume the R-Zone Parcel is R square feet, the Land Parcel is L square feet and Tenant is paying $5.00 per square foot of Fixed Rent for the

Land Parcel and the De-Map Parcel is D square feet, the Fixed Rent for the De-Map Parcel shall be D times $6.00; no Fixed Rent shall be incurred for the R-Zone Parcel; and the Fixed Rent for the Land Parcel shall be L times $6.00 ($5.00 plus $1.00);

(iii)          During such time as the R-Zone Parcel is allowed to be used for the Initial Use and the de-mapping of the De-Map Parcel has not been completed, (A) there shall be no increase in the Fixed Rent for the Land Parcel, (B) there shall be no increase in the Fixed Rent for the square footage comprising the De-Map Parcel, and (C) Fixed Rent for the R-Zone Parcel shall be payable at the same rate as the then Fixed Rent payable per square foot of the Land Parcel. For this example, assume the R-Zone Parcel is R square feet, the Land Parcel is L square feet and Tenant is paying $5.00 per square foot of Fixed Rent for the Land Parcel and the De-Map Parcel is D square feet, the Fixed Rent for the De-Map Parcel shall be D times $0.00; the Fixed Rent incurred for the R-Zone Parcel shall be R times $5.00; and the Fixed Rent for the Land Parcel shall be L times $5.00;

(iv)          During such time as the R-Zone Parcel is not allowed to be used for the Initial Use and the de-mapping of the De-Map Parcel has not been completed, (A) there shall be no increase in the Fixed Rent for the Land Parcel, (B) there shall be no increase in the Fixed Rent for the square footage comprising the De-Map Parcel, and (C) Fixed Rent for the R-Zone Parcel shall be reduced in accordance with Section 17.01. For this example, assume the R-Zone Parcel is R square feet, the Land Parcel is L square feet and Tenant is paying $5.00 per square foot of Fixed Rent for the Land Parcel and the De-Map Parcel is D square feet, the Fixed Rent for the De-Map Parcel shall be D times $0.00; no Fixed Rent shall be incurred for the R-Zone Parcel; and the Fixed Rent for the Land Parcel shall be L times $5.00.

(d)           Notwithstanding anything in this Article 17 to the contrary, until such time as all Requirements necessary to allow the Initial Use of the R-Zone Parcel have been satisfied, the R-Zone Parcel shall not be deemed part of the Land Parcel for the purposes of calculating Fixed Rent for the Land Parcel. At such time as the R-Zone Parcel is able, pursuant to all Requirements, to be used for the Initial Use, the R-Zone Parcel shall be deemed to be part of the Land Parcel for purposes of calculating Fixed Rent for the Land Parcel.

ARTICLE 18
DEFAULT PROVISIONS

Section 18.01 – Events of Default.  If any one or more of the following events (in this Lease sometimes called “Events of Default”) shall happen:

(a)           if default shall be made in the due and punctual payment of any Fixed Rent or Additional Rent payable under this Lease or any part thereof when and as the same shall become due and payable, and such default shall continue for a period of five (5) business days after notice from Landlord of such default in payment;

(b)           if default shall be made by Tenant in keeping, observing or performing any of the terms, covenants, agreements, provisions, conditions or limitations contained in this Lease on Tenant’s part to be kept, observed or performed, other than those referred to in the foregoing subdivision (a) of this Section, which do not expose the Landlord to criminal liability, and such default shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant, or in the case of such a default or a contingency which cannot with due diligence and in good faith be cured within thirty (30) days, and Tenant fails to proceed promptly and with due diligence and in good faith to cure the same and thereafter to prosecute the curing of such default with due diligence and in good faith (it being intended that in connection with a default which does not expose Landlord to criminal liability, and is not susceptible of being cured with due diligence and in good faith within thirty (30) days, that the time of the Tenant within which to cure the same shall be extended for such a period as may be necessary for the curing thereof promptly with due diligence and in good faith);

(c)           if Tenant shall file a voluntary petition in bankruptcy and shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties or of the Demised Premises or of Tenant’s interest therein; or

(d)           if within ninety (90) days after the commencement of any proceeding against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, such proceeding shall not have been dismissed or if, within ninety (90) days after the appointment, without the consent or acquiescence of Tenant, of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties or of the Demised Premises or of Tenant’s interest therein, such appointment shall not have been vacated or stayed on appeal or otherwise, or if, within forty-five (45) days after the expiration of any such stay, such appointment shall not have been vacated;

then and in any such event Landlord at any time thereafter during the continuance of any such Event of Default may give written notice to Tenant, specifying such Event of Default or Events of Default and stating that this Lease and the term hereby demised shall expire and terminate on the date specified in such notice, which shall be at least thirty (30) days after the giving of such notice, and upon the date specified in such notice, subject to the provisions of Section 18.03, this Lease and the term hereby demised and all rights of Tenant under this Lease, including all rights of renewal whether exercised or not, shall expire and terminate, as if the date specified in such notice were the day herein definitely fixed for the end and expiration of this Lease and the term thereof.

Section 18.02 – Bankruptcy.  Any such proceeding or action involving bankruptcy, insolvency, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, above set forth in subdivisions (c) and (d) of Section 18.01 of this Article, shall be grounds for the termination of this Lease pursuant to the terms, covenants, agreements, provisions, conditions and limitations of this Article 18, only when such proceeding, action or remedy shall be taken or brought by or against Tenant or any assignee of this Lease, while such Tenant or such assignee is the owner of this Lease.

Section 18.03 – Termination of Lease.  Upon any expiration or termination of this Lease, Tenant shall quit and peacefully surrender the Demised Premises to Landlord, and Landlord, upon or at any time after any such expiration or termination, may without further notice, enter upon and reenter the Demised Premises and possess and repossess itself thereof, by force, summary proceedings, ejectment or otherwise, and may dispossess Tenant and remove Tenant and all other persons and property from the Demised Premises and may have, hold and enjoy the Demised Premises and the right to receive all rental and other income of and from the same.

Section 18.04 – Reletting of Demised Premises.  At any time or from time to time after any such expiration or termination, Landlord may relet the Demised Premises or any part thereof, in the name of Landlord or otherwise, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term of this Lease) and on such conditions (which may include concessions or free rent) as Landlord, in its uncontrolled discretion, may determine and may collect and receive the rents therefor.  Landlord shall in no way be responsible or liable for any failure to relet the Demised Premises or any part thereof, or for any failure to collect any rent due upon any such reletting.

Section 18.05 – Damages.  No such expiration or termination of the Lease shall relieve Tenant of its liabilities and obligations under this Lease, and such liabilities and obligations shall survive any such expiration or termination.  In the event of any such expiration or termination, whether or not the Demised Premises or any part thereof shall have been relet, Tenant shall pay to Landlord a sum equal to the Fixed Rent and the Additional Rent required to be paid by Tenant up to the time of such expiration or termination of this Lease, and thereafter Tenant, until the end of what would have been the Term of this Lease in the absence of such expiration or termination, shall be liable to Landlord for, and shall pay to Landlord, as and for liquidated and agreed current damages for Tenant’s default, at the election of Landlord, either:

(a)           (i)            the equivalent of the amount of the Fixed Rent and the Additional Rent which would be payable under this Lease by Tenant if this Lease were still in effect, less

(ii)           the net proceeds of any reletting effected pursuant to the provisions of Section 18.04 hereof, after deducting all Landlord’s expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, reasonable attorneys’ fees, alteration costs, and expenses of preparation for such reletting.

Tenant shall pay such current damages (herein called “deficiency”) to Landlord monthly on the days on which the Fixed Rent would have been payable under this Lease if this Lease were still in effect, and Landlord shall be entitled to recover from Tenant each monthly deficiency as the same shall arise.

OR

(b)           a sum which, at the time of such expiration or termination, represents the present value (employing a discount rate of four percent (4%) per annum) of the aggregate of the Fixed Rent and all Additional Rent which would have been payable under this Lease by Tenant had this Lease not expired or terminated, for the period commencing with the day following the date of such expiration or termination and ending with the Expiration Date.  For purposes of this Section 18.05(b), the amount of Additional Rent which would have been payable by Tenant under this Lease shall, for each Lease Year ending after such expiration or termination, be deemed to be an amount equal to the amount of all Additional Rent payable by Tenant for the Lease Year immediately preceding the Lease Year in which such expiration or termination shall occur and prorated for any period less than a full Lease Year.  Tenant shall pay the amount under this Section 18.05(b) upon demand by Landlord.

Nothing contained in this Section 18.05 shall limit or prejudice the right of the Landlord to prove for and obtain as liquidated damages by reason of such expiration or termination, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to, or less than the amount of the sums referred to above.

Section 18.06 – Tenant’s Waiver of Notice to Re-Enter.  Tenant hereby expressly waives, so far as permitted by law, the service of any notice of intention to enter or re-enter provided for in any statute, or of the institution of legal proceedings to that end, and Tenant, for and on behalf of itself and all persons claiming through or under Tenant (including but not limited to any leasehold mortgagee or other creditor) also waives any and all right of redemption or re-entry or re-possession or to redeem or to restore the operation of this Lease in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge or in case of entry, re-entry or re-possession by lessor or in case of any expiration or termination of this Lease.  Landlord and Tenant, so far as permitted by law, hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of, or in any way connected with this Lease, including but not limited to, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Demised Premises or any claim of injury or damage.  The terms “enter”, “re-enter”, “entry” or re-entry”, as used in this Lease are not restricted to their technical legal meaning.

Section 18.07 – Threatened Breach.  In the event of any breach or threatened breach by Tenant of any of the terms, covenants, agreements, provisions, conditions or limitations contained in this Lease, Landlord shall be entitled to enjoin such breach or threatened breach and shall have the right to invoke any right or remedy allowed at law or in equity or by statute or otherwise as though entry, re-entry, summary proceedings, and other remedies were not provided for in this Lease.

Section 18.08 – Remedies Cumulative.  Each right or remedy of Landlord provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or the beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or other law.

ARTICLE 19
ATTORNEYS’ FEES

Section 19.01 – Attorneys’ Fees.

(a)           If at any time there shall occur an Event of Default hereunder, and if Landlord shall institute an action or summary proceedings against Tenant based upon such Event of Default, or if Landlord or Tenant brings an action against the other to enforce the terms of this Lease, then the prevailing party to such an action shall be reimbursed by the other for the expenses of attorneys’ fees and disbursements incurred.  If Landlord is the prevailing party, the amount of such expenses shall be deemed to be “Additional Rent” hereunder.  If the Tenant is the prevailing party, the amount of such expenses shall be due from Landlord within ten (10) business days after written demand by Tenant.

(b)           If an Event of Default under Section 18.01(a) occurs more than two (2) times during any consecutive twelve (12) month period, Tenant shall pay to Landlord as Additional Rent all of Landlord’s fees, costs and expenses in preparing and serving notices to Tenant during such twelve (12) month period, including, but not limited to, reasonable attorneys’ fees and expenses.

ARTICLE 20
WAIVER OF REDEMPTION; COUNTERCLAIM; TRIAL BY JURY

Section 20.01 – Waiver.  Tenant hereby expressly (i) waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession of the Demised Premises by reason of the violation by Tenant of any of the covenants and conditions of this Lease or otherwise; (ii) waives all rights to stay summary proceedings; and (iii) agrees that it shall not interpose any counterclaim in any summary proceeding or any action based on non-payment of Fixed Rent, Additional Rent or any other payments or charges required to be made by Tenant to Landlord.  Nothing contained herein shall prevent Tenant from asserting any such counterclaim as a cause of action in a separate action or proceeding, but Tenant shall not seek a consolidation or joint trial of such separate action or proceeding with any summary proceeding or other action or proceeding commenced by Landlord for non-payment of Fixed Rent, Additional Rent or any other payments or charges required to be made by Tenant to Landlord.  Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other with respect to any matters arising out of or connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Demised Premises, and/or any claim of injury or damage and any emergency statutory or any other statutory remedy.

ARTICLE 21
NO WAIVER

Section 21.01 – No Waiver.   No act or thing done by Landlord or Landlord’s agents during the Term hereby demised shall be deemed an acceptance of a surrender of the Demised Premises, and no agreement to accept such surrender shall be valid unless in writing signed by Landlord.  The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation.  The receipt by Landlord of Fixed Rent or Additional Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach.  No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver be in writing signed by Landlord.

ARTICLE 22
END OF TERM

Section 22.01 – Surrender of Demised Premises.

(a)           (i)            Tenant shall, at the expiration or other termination of this Lease, (A) quit and surrender to Landlord the Demised Premises broom clean and in good condition and repair, reasonable wear and tear and casualty excepted, and the roof shall be free of leaks and (B) at Landlord’s option, restore the Demised Premises to the condition existing on the date hereof.

(ii)           Tenant shall, at the expiration or other termination of this Lease, surrender all keys for the Demised Premises to Landlord at Landlord’s office, and shall inform Landlord of all combinations of locks, safes, vaults, alarms and other encoded devices or facilities if any, located in the Demised Premises.

(b)           All personal property, furniture, furnishings and trade fixtures furnished by or at the expense of Tenant, other than those affixed to the Demised Premises so that they cannot be removed without damage, shall remain the property of Tenant and may be removed by Tenant from time-to-time prior to the expiration or termination of this Lease.  Tenant shall notify Landlord in writing not less than sixty (60) days prior to the expiration of the Term specifying any such items of property which Tenant does not wish to remove.  If, within thirty (30) days after the service of such notice, Landlord shall request Tenant to remove any of said items, Tenant shall, at Tenant’s expense, remove said items prior to the expiration of the Term.

(c)           In any case where Tenant removes any property or Alterations pursuant to Sections 22.01(a) and 22.01(b), or otherwise, Tenant shall immediately repair all structural damage caused by said removal and shall restore the Demised Premises to good condition at Tenant’s expense, and if Tenant fails to do so, Landlord may do so at Tenant’s cost and Tenant shall reimburse Landlord therefor upon demand.

(d)           Upon failure of Tenant to remove any property in accordance with Sections 22.01(a) and 22.01(b), or upon failure of Tenant to notify Landlord of any property it does not wish to remove from the Demised Premises in accordance with Section 22.01(b), then, as to such property, upon termination of this Lease, Landlord may, at Tenant’s expense: (i) remove all such property which Landlord may require Tenant to remove pursuant  to Sections 22.01(a) and 22.01(b), (ii) cause the same to be placed in storage, and (iii) repair any damage caused by said removal.  Tenant shall, upon demand, reimburse Landlord for all of the aforesaid expenses.

(e)           Notwithstanding anything to the contrary contained in this Section 22.01, any items of property or Alterations not removed by Tenant may, at the election of Landlord, be deemed to have been abandoned by Tenant, and Landlord may retain and dispose of said items without any liability to Tenant and without accounting to Tenant for the proceeds thereof.

Section 22.02 – Ownership of Improvements.  Upon the termination of this Lease, whether by expiration of the Term or by reason of default on the part of Tenant, or for any other reason whatsoever, all Improvements then located on the Premises including all affixed lighting fixtures, heating, ventilating and air conditioning equipment, pipes, ducts, conduits, wiring, paneling, partitions, railings, mezzanine floors, galleries and the like, shall remain upon and be surrendered with the Demised Premises as a part thereof and shall then merge with the freehold estate and become the property of Landlord as a part of the realty, free and clear of any liens, encumbrances or burdens placed upon Tenant’s leasehold estate.

Section 22.03 – Holdover.

(a)           If, without the Landlord’s prior written consent, the Demised Premises shall not be surrendered as and when aforesaid and in the condition required hereunder, Tenant shall pay to Landlord as use and occupancy for each month or fraction thereof during which Tenant continues to occupy the Demised Premises from and after the Expiration Date (the “Continued Occupancy Period”), an amount of money (the “Occupancy Payment”) equal to one hundred fifty (150%) percent of one-twelfth (1/12th) of the aggregate Fixed Rent and Additional Rent paid or payable by Tenant during the first twelve (12) months immediately preceding such holding over. Tenant shall make the Occupancy Payment, without notice or previous demand therefor, on the first day of each and every month during the Continued Occupancy Period.

(b)           The receipt and acceptance by Landlord of the Occupancy Payment shall not be deemed a waiver or acceptance by Landlord of Tenant’s breach of Tenant’s covenants and agreements under this Article 22, or a waiver by Landlord of Landlord’s right to institute any summary holdover proceedings against Tenant, or a waiver by Landlord of Landlord’s rights to enforce any of Landlord’s rights or pursue any of Landlord’s remedies against Tenant in such event other than the payment of Fixed Rent as provided for in this Lease or under law.  This Section shall be deemed to be an agreement expressly providing otherwise within the meaning of Section 232(c) of the Real Property Law of the State of New York and any successor law of like import.

(c)           No holding over by Tenant shall be deemed nor operate as an extension of the Term of this Lease.

Section 22.04 – Survival.  Tenant’s obligation to observe or perform each and every one of the covenants set forth in this Article shall survive the expiration or other termination of this Lease.

ARTICLE 23
BROKER

Section 23.01 – Broker.  Tenant and Landlord each represent that it has dealt with no broker in connection with this Lease other than Lighthouse Retail Partners, LLC (“Lighthouse”) and Josh Segal Realty Group (“Segal”) (“Lighthouse” and “Segal” are hereinafter collectively referred to as the “Broker”).  Landlord shall pay Lighthouse any commission earned pursuant to a separate agreement between Landlord and Lighthouse.  Contemporaneously herewith, Segal has delivered a letter to Landlord, Tenant and Lighthouse confirming that Segal is not entitled to a commission.  Tenant hereby agrees to indemnify and hold Landlord harmless of and from any and all losses, costs, damages or expense (including, without limitation, attorneys’ fees and disbursements) incurred by Landlord by reason of any claim of or liability to any broker, other than the Broker, who claims to have dealt with Tenant in connection with this Lease, which indemnity shall survive the expiration or other termination of this Lease.

ARTICLE 24
QUIET ENJOYMENT

Section 24.01 – Quiet Enjoyment.  Landlord covenants that if and so long as Tenant pays the Rent and Additional Rent and other charges reserved by this Lease, and performs all the terms, covenants and conditions of this Lease on the part of Tenant to be performed, Tenant shall quietly enjoy the Demised Premises without hindrance or molestation by anyone claiming by, through or under the Landlord, subject, however, to the terms of this Lease.

ARTICLE 25
NON-LIABILITY OF LANDLORD

Section 25.01 – Non-Liability of Landlord.

(a)           Landlord and Landlord’s affiliates, trustees, agents, members employees, officers, directors, successors and assigns shall not be liable for, and Tenant waives all claims for, loss or damage to Tenant’s business or damage to person or property sustained by Tenant resulting from any accident or occurrence, including, but not limited to, claims for damage resulting from: (i) any equipment or appurtenances becoming out of repair; (ii) injury done or occasioned by wind, rain, fire, storm or other occurrence of nature; (iii) any defect in or failure of plumbing, heating or air conditioning equipment, electric wiring or installation thereof, gas, water, or steam pipes, stairs, porches, railings or walks; (iv) broken glass; (v) the backing up of any sewer pipe or downspout; (vi) the bursting, leaking or running of any tank, tub, washstand, water closet, waste pipe, drain or other pipe or tank in, upon or about the Demised Premises; (vii) the escape of steam or hot water; (viii) water, snow or ice being upon or coming through the roof, skylight, trapdoor, stairs, doorways, windows, walks or any other place upon or near the Demised Premises or otherwise; (ix) the falling of any fixture, plaster, tile or stucco; and (x) any act, omission or negligence of Tenant, any Tenant Party or of any other persons or occupants of the Improvements or of adjoining or contiguous buildings or improvements or of owners of adjacent or contiguous property.

(b)           Landlord shall be under no personal liability with respect to its obligations under this Lease.  Tenant shall look solely to the equity of the Landlord in the Land and Improvements constituting the Demised Premises for the satisfaction of Tenant’s remedies, and in no event shall Tenant attempt to secure any personal judgment against any individual or any member, principal, partner, employee, officer, director or agent of Landlord by reason of such default by Landlord.

(c)           The word “Landlord” as used herein means only the owner in fee for the time being of the Demised Premises, and in the event of any sale of the Demised Premises, Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder and it shall be deemed and construed without further agreement between the parties or between the parties and the purchaser of the Demised Premises, that such purchaser has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder.

ARTICLE 26
APPLICABLE LAW AND CONSTRUCTION

Section 26.01 – Applicable Law and Construction.  The laws of the State of New York shall govern the validity, performance and enforcement of this Lease without giving effect to any principle of such law as would result in the selection or application of law of any other jurisdiction.  The invalidity or unenforceability of any provision of this Lease shall not affect or impair any other provision.  The headings of the several articles and sections contained herein are for convenience only and do not define, limit or construe the contents of such articles or sections.  Whenever herein the singular number is used, the same shall include the plural, and the neuter gender shall include the masculine and feminine genders.  Neither this Lease nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.  This Lease shall be given a fair and reasonable construction in accordance with the intentions of the parties hereto, and without regard to or aid of canons requiring construction against the party drafting this Lease.

ARTICLE 27
BINDING EFFECT OF LEASE

Section 27.01 – Binding Effect of Lease.  The covenants, agreements and obligations contained in this Lease shall, except as herein otherwise provided, extend to, bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Each covenant, agreement, obligation or other provision herein contained shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, not dependent on any other provision of this Lease unless otherwise expressly provided.

ARTICLE 28
NOTICES

Section 28.01 – Notice.  All notices to be given hereunder shall be in writing and given by hand delivery, by certified or registered mail, or by recognized overnight courier (e.g. Fed Ex) addressed to either of the parties at the address hereinabove given or at any other subsequent mailing address they may indicate by written notice.  Any notice given hereunder by mail shall be deemed delivered upon receipt or rejection of delivery by the addressee.  Any notice to be delivered to Landlord hereunder should be directed to the attention of Jerome Cooper at Landlord’s address stated above.  Any notice to be delivered to Tenant hereunder shall be directed to Properties Department, Cendant Car Rental Group, Inc., at Tenant’s address stated above.  In addition, copies of default notices to Landlord shall be delivered to Landlord’s counsel:  Ruskin Moscou Faltischek, P.C., 190 EAB Plaza, East Tower, 15th Floor, Uniondale, New York 11556-0190, Attn: Chairman, Real Estate Department, and copies of notices to Tenant shall be delivered to Theodore E. Hommel, Regional Director-Properties, Cendant Car Rental Group, Inc., 90-20 Grand Central Parkway, East Elmhurst, New York 11369.

ARTICLE 29
FEE MORTGAGES

Section 29.01 – Landlord’s Right to Mortgage.  Nothing herein contained shall limit Landlord’s right to place any mortgage on the interest of Landlord in the Demised Premises including, without limitation, any modifications, consolidations, extensions, renewals and replacements thereof (“Mortgage”).

Section 29.02 – Mortgagee’s Right to Cure.  If any act or omission of Landlord would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to abate the payment of rent or to claim a partial or total eviction, Tenant shall not exercise such right (a) until it has given written notice of such act or omission to Landlord and the holder of each Mortgage; provided the name and address of the holder of any such Mortgage shall previously have been furnished to

Tenant, and (b) until thirty (30) days shall have elapsed following the giving of such notice if the same can be remedied within such thirty (30) day period or if the same cannot be remedied within thirty (30) days until a reasonable period of time has elapsed to cure provided such cure has commenced within the thirty (30) day period, and, further, provided the holder of such Mortgage shall with due diligence continue to remedy such act or omission.

Section 29.03 – Tenant’s Attornment.  If the holder of any Mortgage, or any designee of any such holder, shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, then at the request of such party so succeeding to Landlord’s rights (“Successor Landlord”), Tenant shall automatically attorn to and recognize such Successor Landlord as Tenant’s landlord under this Lease and shall promptly execute and deliver any instrument (“Attornment Agreement”) that such Successor Landlord may reasonably request to evidence such Attornment.  Upon such Attornment, this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease, except that the Successor Landlord, provided, that such Successor Landlord is not an Affiliate (as hereinafter defined) of Landlord, shall not (a) be liable for any previous act or omission of Landlord under this Lease; (b) be subject to any offset, not expressly provided for in this Lease, which theretofore shall have accrued to Tenant against Landlord; (c) be bound by any previous modification of this Lease or by any previous prepayment of more than one (1) month’s rent, unless such modification or prepayment shall have been expressly approved in writing by the holder of the Mortgage; or (d) be obligated to make any improvements to, or perform any work at, or furnish any services to, the Demised Premises.  For purposes of this Section 29.03, the term “Affiliate” shall mean any person or entity that controls, is controlled by, or is under common control with Landlord.  “Control” shall mean the power to direct or cause the direction of the management and policies of Landlord.

Section 29.04 – Priority of Lease.  This Lease and all rights of Tenant hereunder are and shall be subject and subordinate to every underlying lease, the rights of the overlandlord or overlandlords under each underlying lease, all Mortgages heretofore or hereafter placed on or affecting any underlying lease, alone or with other property, and to all advances heretofore or hereafter made under such leasehold mortgage, and to the lien of all renewals, modifications, consolidations, replacements, substitutions, spreaders, additions and extensions of any such leasehold mortgage, and (b) any Mortgage now or hereafter affecting the Demised Premises or any part or parts of such real property, or such real property and other property, and to each advance made or hereafter to be made under any such Mortgage and to all renewals, modifications, consolidations, replacements, substitutions, spreaders, additions and extensions of any such underlying lease or leases and/or Mortgages.  In confirmation of such subordination, Tenant shall execute and deliver promptly any certificate reasonably approved by Tenant’s counsel that Landlord or its successors in interest may reasonably request.  Landlord shall obtain a non-disturbance and attornment agreement from the holder of any Mortgage and from the landlord or overlandlord of any underlying lease in form and substance reasonably acceptable to such holder of a Mortgage and to landlord or overlandlord, as the case may be, which shall provide that so long as Tenant is not in default under this Lease beyond any applicable grace periods, Tenant shall not be disturbed in its possession of the Demised Premises.

ARTICLE 30
ESTOPPEL CERTIFICATES

Section 30.01 – Tenant’s Estoppel Certificate.  Tenant shall, upon not less than fifteen (15) days’ prior written request from Landlord, execute and deliver to Landlord a statement certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified) and stating whether there are any defaults under this Lease of which Tenant has actual knowledge and specifying such defaults, if any, and stating such other factual information which Landlord reasonably requests.

Section 30.02 – Landlord’s Estoppel Certificate.  Landlord shall, upon not less than fifteen (15) days’ prior written request from Tenant, execute and deliver to Tenant a statement certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified) and stating whether there are any defaults under this Lease of which Landlord has actual knowledge and specifying such defaults, if any, and stating such other factual information which Tenant reasonably requests.

ARTICLE 31
REPRESENTATIONS

Section 31.01 – Tenant’s Representations.  Tenant represents and warrants that:

(a)           Tenant is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and to execute, deliver and perform this Lease.  The Lease has been duly authorized by all necessary action on the part of the Tenant.
(b)           The execution, delivery and performance of the Lease and the consummation of the transactions contemplated hereby will not result in violation of or be in conflict with or constitute a default under any term or provision of the Certificate of Incorporation or By-Laws of the Tenant or under any term or condition of any contract, agreement, lease or instrument to which Tenant is a party or by which Tenant is bound or any term of any judgment, decree, statute, rule, regulation, ordinance, franchise, certificate, permit or the like applicable to the Tenant.
(c)           There is no action, suit, proceeding or investigation pending or threatened or any basis therefor known to Tenant which would question the validity of any of the foregoing representations or the validity of this Lease.
The foregoing representations and warranties shall be deemed made as of the Commencement Date.

Section 31.02 – Landlord’s Representations.  Landlord represents and warrants that:

(a)           Landlord is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and subject to Section 1.01(b), has all requisite power and authority to own and operate properties, to carry on its business as now conducted, and to execute, deliver and perform this Lease.  The Lease has been duly authorized by all necessary action on the part of the Landlord.
(b)           The execution, delivery and performance of the Lease and the consummation of the transactions contemplated hereby and thereby will not result in violation of or be in conflict with or constitute a default under any term or provision of the Certificate of Incorporation or By-Laws of the Landlord or any term of any judgment, decree, statute, rule, regulation, ordinance, franchise, certificate, permit or the like applicable to the Landlord.
(c)           There is no action, suit, proceeding or investigation pending or threatened or any basis therefor known to Landlord which would question the validity of any of the foregoing representations or the validity of this Lease.

(d)           Landlord is the fee owner of the Demised Premises.

(e)           There are no mortgages, other than the American Airlines Mortgage, or leases encumbering the Demised Premises.

The foregoing representations and warranties shall be deemed made as of the Commencement Date.

ARTICLE 32
MISCELLANEOUS

Section 32.01 – Taxes.  Landlord shall be responsible for any taxes, including, but not limited to, New York State transfer taxes, payable by reason of the execution of this Lease.  Tenant shall complete and sign any required tax return.

Section 32.02 – Venue; Service of Process.  Landlord and Tenant and any subtenant under this Lease, hereby expressly consent to the jurisdiction of the Supreme Court of the County of Queens (or any successor thereto), the Supreme Court of the State of New York and the United States District Court with respect to any action or proceeding between Landlord and Tenant or such party with respect to this Lease or any rights or obligations of either party pursuant to or in connection with this Lease, and each of such subtenant, Landlord and Tenant agree that venue shall lie in Queens County.  Tenant and any subtenant further waive any and all rights to commence any such action or proceeding against Landlord before any other court.  Without limiting any other methods of obtaining jurisdiction, personal jurisdiction of a party to this Lease in any action or proceeding may be obtained within and without the jurisdiction of any court located in the State of New York, and that process or notice of motion or other application in connection with such action or proceeding may be served upon such party by registered or certified mail at the last known address of such party, whether such address be within or without the jurisdiction of any such court, and service shall be deemed complete three (3) business days after when mailed even if delivery is refused by the addressee.
Section 32.03 – Lease Not an Offer.  The submission of this Lease to Tenant shall not be construed as an offer, nor shall Tenant have any rights with respect thereto or the Demised Premises unless and until Landlord shall execute a counterpart of this Lease and deliver the same to Tenant.  Until such execution and delivery, any action taken or expense incurred by Tenant in connection with this Lease or the Demised Premises shall be solely at Tenant’s own risk and account.

Section 32.04 – Memorandum of Lease.  This Lease shall not be recorded by Landlord or Tenant.  At the request of either party, Landlord and Tenant shall execute and deliver to the other party a short form memorandum of lease in form for recording.  Such memorandum of lease shall not set forth any of the financial terms of this Lease and shall set forth the Initial Term of this Lease and shall provide that the memorandum of lease shall automatically expire at the Expiration Date of the Term.

Section 32.05 – No Waiver.  Except as otherwise expressly provided in this Lease, the failure of Landlord to enforce its rights for violation of, or to insist upon the strict performance of any covenant, agreement, term, provision or condition of this Lease, or any of the rules and regulations, shall not constitute a waiver thereof, and Landlord shall have all remedies provided herein and by applicable law with respect to any subsequent act which would have originally constituted a violation. The receipt by Landlord or the payment by Tenant, as the case may be, of rent with knowledge of the breach of any covenant, agreement, term, provision or condition of this Lease shall not be deemed a waiver of such breach.  Except as otherwise expressly provided in this Lease, no provision of this Lease shall be deemed to have been waived by Landlord unless such waiver be in a writing signed by the party against whom enforcement shall be enforced.  The remedies provided in this Lease shall be cumulative and shall not in any way abridge, modify or preclude any other rights or remedies to which Landlord may be entitled under this Lease, at law or in equity.

Section 32.06 – Landlord’s Consent.
(a)           In any instance in which Landlord’s consent, approval or other action or exercise of judgment or discretion shall be made or shall be required by this Lease, or otherwise requested by Tenant, and Tenant disputes Landlord’s reasonableness in granting, exercising, delaying or withholding the same, Tenant in no event shall be entitled to make, nor shall Tenant make, any claim for, and Tenant hereby waives, any claim for damages or any remedy not specifically authorized herein; nor shall Tenant claim any damages by way of setoff, counterclaim or defense but Tenant’s sole remedy shall be an action or proceeding to enforce any such provision, or for specific performance or declaratory judgment.

(b)           In any instance where Tenant requests, in the manner set forth in this Lease, Landlord’s consent, approval or other action or exercise of judgment or discretion and Landlord does not respond to Tenant’s request within thirty (30) days after such request, Landlord shall be deemed to have consented, approved or not objected to Tenant’s request, as the case may be.

Section 32.07 – Counterparts.  This Lease may be executed in multiple counterparts, each of which shall be an original, and all of which shall constitute one and the same instrument.

Section 32.08 – Consent.  The Demised Premises do not represent all or substantially all of the assets of the Landlord.  The Certificate of Incorporation of the Landlord does not require the consent of the stockholders to the lease of the Demised Premises.

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IN WITNESS WHEREOF, the parties have executed this Agreement of Lease as of the day and year first above written.

G.T.J. CO., INC., Landlord

By:
Name:
Title:

AVIS RENT A CAR SYSTEM, Tenant

By:
Name:
Title: